UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4436 Lebec Rd.

Post Office Box 1000

Tejon Ranch, California 93243

March 28, 2022

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Tejon Ranch Co. (the “Company”) on Tuesday, May 10, 2022, at 9:00 A.M., Pacific Time, online via a live webcast at www.virtualshareholdermeeting.com/TRC2022 (the “Annual Meeting”). Information and procedures to follow on how to participate in the Annual Meeting are included in the 2022 proxy materials and will be disclosed on the Annual Meeting website. Your Board of Directors and management look forward to greeting those shareholders who are able to attend online.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the Annual Meeting, whether or not you plan to attend online. Please review the proxy statement and vote online, by telephone, or by mailing the enclosed proxy card or voting instruction form at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Gregory S. Bielli,
President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on

May 10, 2022

The Annual Meeting of Shareholders of Tejon Ranch Co. (the “Company”, “Tejon”, “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held online via a live webcast at www.virtualshareholdermeeting.com/TRC2022 on Tuesday, May 10, 2022, at 9:00 A.M., Pacific Time (the “Annual Meeting”), for the following purposes:

1.	To elect the three directors named in this Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

3.	To approve named executive officer compensation on an advisory basis.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board recommends that you vote: (i) “FOR” the election of each of the nominees; (ii) “FOR” the ratification of the appointment of Deloitte & Touche LLP; and (iii) “FOR” the approval of named executive officer compensation

The Board has fixed the close of business on March 14, 2022, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or the adjournment thereof.

In support of the health and safety of our shareholders, employees, our Board, and to improve shareholder participation, we have determined that we will hold the Annual Meeting solely by means of remote communication via live audio webcast. We endeavor to provide shareholders with the same rights and opportunities for participation online as an in-person meeting. To attend the Annual Meeting online, vote, view the shareholder list, or submit questions, shareholders of record will need to go to the Annual Meeting website noted above and log in using their 16-digit control number provided on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). For more information about the virtual-only meeting format and your ability to participate and vote, including if you are a beneficial holder of your shares, see the discussion under “Record Date and Voting “in the accompany proxy statement. As always, we encourage you to vote your shares prior to the meeting.

Your attention is directed to the accompanying Proxy Statement. To ensure that your shares are represented at the Annual Meeting, please date, sign, and mail the enclosed proxy card or voting instruction form, for which a return envelope is provided, or vote your proxy by telephone or the Internet, the instructions for which are provided on the enclosed proxy card, Notice or voting instruction form.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 9:30 a.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of the Company’s website at http://ir.tejonranch.com/investor-overview

Please note that if your shares are held by a broker, bank, or other holder of record, your broker, bank, or other holder of record will NOT be able to vote your shares with respect to Proposal 1 or Proposal 3 unless you provide them with directions on how to vote. We strongly encourage you to return the voting instruction form provided by your broker, bank, or other holder of record or to utilize your broker’s telephone or Internet voting, if available, and exercise your right to vote as a shareholder.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Operating Officer/Chief Financial Officer, Assistant Secretary

Tejon Ranch, California

March 28, 2022

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PARTICIPATE IN THE ANNUAL MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY TELEPHONE OR THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF THE PROXY MATERIALS BY MAIL, YOU MAY ALSO VOTE BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION CARD. VOTING BY PHONE OR THE INTERNET, WRITTEN PROXY OR VOTING INSTRUCTION CARD ENSURES YOUR REPRESENTATION AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU ATTEND OUR VIRTUAL ANNUAL MEETING ONLINE.

PLEASE VOTE YOUR SHARES EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE. IF YOU ATTEND THE MEETING ONLINE AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES DURING THE MEETING EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

2022	Annual Meeting of Shareholders Proxy Statement

TEJON RANCH CO.

Post Office Box 1000

Tejon Ranch, California 93243

PROXY STATEMENT

Annual Meeting of Shareholders

May 10, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 10, 2022

The Proxy Statement and accompanying Annual Report to Shareholders and Annual Report on

Form 10-K are available at www.tejonranch.com or at http://materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held online via live webcast at www.virtualshareholdermeeting.com/TRC2022 on Tuesday, May 10, 2022, at 9:00 A.M., Pacific Time (the “2022 Annual Meeting”).

As permitted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the Proxy Statement, our 2021 Annual Report on Form 10-K and a form of proxy card or voting instruction form (together, the “proxy materials”). The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials. If you elect to receive a paper copy, our proxy materials will be mailed to you. It is anticipated that the Notice will first be mailed, and the proxy materials will first be made available, to shareholders on or about March 31, 2022.

SOLICITATION OF PROXIES

At the meeting, the shareholders of the Company will be asked to vote on the following matters: (1) the election of the three directors named in this Proxy Statement, (2) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022, (3) an advisory vote to approve named executive officer compensation, and (4) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2022 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

The costs for this proxy solicitation will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person: such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange (“NYSE”).

RECORD DATE AND VOTING

General Information

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”) of record at the close of business on March 14, 2022 (the “Record Date”) are entitled to notice of, and to vote at, and participate in, the meeting. To participate in the 2022 Annual Meeting, including to vote, ask questions, and view the list of registered shareholders as of the record date during the 2022 Annual Meeting, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/TRC2022, enter the 16-digit control number found on their proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http:// www.proxyvote.com website, then you may access, participate in, and vote at the 2022 Annual Meeting with the 16 digit access code indicated on that voting instruction form or Notice. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the 2022 Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the 2022 Annual Meeting.

Online check-in will begin at 8:45 A.M. Pacific Time on May 10, 2022, and the 2022 Annual Meeting will begin promptly at 9:00 A.M. Pacific Time. You are encouraged to allow sufficient time for accessing the 2022 Annual Meeting website. Technicians will be available to assist with technical difficulties and may be reached via the toll-free number available on the 2022 Annual Meeting website for such assistance.

The rules of conduct and procedures for the 2022 Annual Meeting will be provided [in advance of and] during the 2022 Annual Meeting at www.virtualshareholdermeeting.com/TRC2022. The rules of conduct will contain more information regarding the Q&A process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed. Shareholders may submit questions before and during the 2022 Annual Meeting at the 2022 Annual Meeting website. We plan to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Shareholder questions not pertinent to Annual Meeting matters, including personal or customer-related questions, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the 2022 Annual Meeting will not be addressed during the meeting. If there is not sufficient time to answer all proper questions received during the 2022 Annual Meeting (if such questions are pertinent to Company matters and otherwise appropriate under our rules of conduct), we will post responses on our Investors Relations website following the meeting.

There were 26,426,502 shares of Common Stock outstanding on the Record Date. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the 2022 Annual Meeting other than the election of directors. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A shareholder of record giving a proxy may revoke it at any time before it is voted at the 2022 Annual Meeting by delivering to the Company’s Secretary a written notice of revocation, by submitting a later-dated proxy via the Internet, by telephone, or by mail, or by voting via the Internet at the 2022 Annual Meeting. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy, and on matters for which no voting instructions are given, shares will be voted “FOR” the election of each nominee and “FOR” Proposals 2, and 3 and in accordance with their best judgment with respect to any other matters which may properly come before the meeting. If you hold shares in a stock brokerage account or by a bank or other holder of record, you must follow the instructions of your broker, bank, or other holder of record to change or revoke your voting instructions.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank, or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank, or other holder of record will not have the discretion to vote with respect to certain matters, and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank, or other holder of record will not have the discretion to vote with respect to Proposal 1 and Proposal 3 but will have discretion to vote on Proposal 2. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive and vote your shares.

Quorum

The holders of record of a majority of the Common Stock entitled to vote at the 2022 Annual Meeting must be present at the 2022 Annual Meeting, either via the live webcast or by proxy, in order for there to be a quorum at the 2022 Annual Meeting. Shares of Common Stock with respect to which the holders are present at the 2022 Annual Meeting, but not voting, and shares of Common Stock for which we have received proxies, but with respect to which the holders of the shares have abstained from voting, will be counted as present at the 2022 Annual Meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Shareholders cannot abstain in the election of directors, but they can withhold authority. Shareholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the three (3) candidates receiving the highest number of affirmative votes at the 2022 Annual Meeting (also referred to as a plurality) will be elected as directors. Shareholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each shareholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. To exercise the right to cumulate votes, a shareholder must provide written instructions on the proxy card stating how the shareholder wishes to have his or her votes distributed. Withheld votes and broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 1.

Approval of Proposal 2 (the ratification of Deloitte & Touche LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the 2022 Annual Meeting or represented by proxy and entitled to vote at the 2022 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Approval of Proposal 3 (the advisory vote to approve named executive officer compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the 2022 Annual Meeting or represented by proxy and entitled to vote at the 2022 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 3. Broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 3.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2022 Annual Meeting do not create appraisal or dissenters’ rights.

Proxy Summary

2021 Performance Highlights

Our Mission and Objectives

We are a diversified real estate development and agribusiness company committed to responsibly using our land and resources to meet the housing, employment, and lifestyle needs of Californians and create value for our shareholders. Currently operations consist of land planning and entitlement, land development, commercial land sales and leasing, leasing of land for mineral royalties, water asset management and sales, grazing leases, farming, and ranch operations.

Our primary business objective is to maximize long-term shareholder value through the monetization of our land-based assets. A key element of our strategy is to entitle and then develop large-scale mixed-use master planned residential and commercial/industrial real estate projects to serve the growing populations of Southern and Central California. Our mixed-use master planned residential developments have received governmental jurisdictional approvals to collectively include up to 35,278 housing units, and more than 35 million square feet of commercial space.

2021 Operational and Financial Results
Financial Results:

•  For 2021, net income attributable to common shareholders was $5,348,000 compared to a net loss attributed to common shareholders of $740,000 in 2020. Over the comparative period, commercial/industrial segment profits and our share of equity in earnings from our unconsolidated joint ventures increased $5,109,000 and $4,698,000, respectively. The increase in commercial/industrial segment profits was attributable to two land parcel sales comprised of 55.96 acres. The increase in equity in earnings was primarily attributable to our share of the sale of lots 18 and 19 held by our joint venture with Rockefeller Development Group. Additionally, profits from the mineral resources segment increased by $3,106,000 as a result of more water sales during the year due to dry 2021 winter conditions and low State Water Project allocations. The above-mentioned increases were partially offset by a decline in farming segment profits of $1,840,000. The decline was primarily attributable to a decline in almond revenues due to supply chain disruptions tied to the export of almonds. Please refer to our Annual Report on Form 10-K, Management Discussion and Analysis for more detailed information regarding our 2021 operational results.

Operational Highlights:

•  Began construction on a new 630,000 square foot industrial building in a joint venture with Majestic Realty Co.

•  Received conditional use permits to allow multi-family residential development for up to 495 units within Tejon Ranch Commerce Center

•  Centennial development lawsuit settlement negotiated with one plaintiff, Climate Resolve

•  Grapevine development litigation finalized in favor of the Company during 2021

•  The Tehachapi Uplands Multiple Species Habitat Conservation Plan litigation was completed in favor of the Company during 2021

•  Final map approval for the first two phases of Mountain Village received in the fourth quarter of 2021

•  Sold 17.1 acres to a third-party developer for the construction of a 270,000 square foot building for Plant Prefab, a prefab and modular construction firm that specializes in housing

•  The 18-19 West LLC, with Rockefeller Development Group, had a purchase option in place with a third-party who exercised the option and purchased 63.5 acres during the fourth quarter of 2021

•  The Board of Directors added two new directors during 2021 to further advance the Board’s goal of diversity and inclusion of underrepresented communities

Forward-Looking Statements and Website References

This document contains “forward-looking statements”—that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performance and are subject to assumptions and involve known risks, uncertainties, and other important factors that could cause the actual results, performance, or achievement of the Company, or industry results, to differ materially from any future results, performance, or achievement imposed by such forward-looking statements. For details on the risks and uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the “Forward-Looking Statements” and “Risk Factors” sections in our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements. This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

2021 Compensation Summary

In determining the 2021 compensation for our named executive officers (“NEOs”), the Compensation Committee of the Board (the “Compensation Committee”) considered each NEO’s contributions to the Company’s strategy related to revenue generation, cash management, continued expansion of the Tejon Ranch Commerce Center (“TRCC”) and continued movement of our residential development projects through the entitlement, permitting, and litigation process within California.

Our 2021 compensation program reflects our pay-for-performance philosophy. The annual short-term incentives paid to all our executives were above target, ranging from 126% to 113% of target. Adjusted EBITDA one of the metrics used for purposes of our annual short-term incentives, increase from the previous year due to the improvements in operations as described above.

For the 2019 to 2021 three-year milestone grants, the goal for cumulative cash from operations was $29,970,000, and goal achievement was 147.20% of the target objective, with actual cash from operations of $48,842,000. Maximum achievement is capped at 150% of target. These grants vested and were delivered in March 2022 after approval by the Compensation Committee

The target mix of total direct compensation elements for our CEO and NEOs, as a percentage of total compensation, is set forth in the chart below. We show a three-year period to account for the granting of project milestone equity performance grants that occurs once every three years and occurred in 2020. A significant percentage of our compensation is delivered through variable cash and equity, with over 50% of our CEOs target compensation provided through equity incentives.

Shareholder Engagement

Shareholder engagement is an important and valuable means for direct input and feedback from our investors, and our directors and management recognize the benefits that come from this dialogue. We engage with shareholders throughout the year in order to:

•	Provide visibility and transparency into our business, key real estate entitlement milestones, and our performance

•	Discuss with shareholders and prospective shareholders the issues that are important to them and hear their expectations

•	Assess emerging issues that may affect our business, inform our decision making, and help shape our practices, and

•	Solicit and consider shareholder feedback regarding our board governance and executive compensation practices to better understand investor viewpoints and inform discussions in the boardroom.

We create many opportunities for shareholders and prospective shareholders to provide feedback to our Board and management by setting up one-on-one meetings, telephone, and virtual meetings. In 2021, we met with investors representing approximately 40% of shares outstanding. A summary of feedback that we have received related to our business model is summarized below.

An overview of shareholder engagement related to our compensation programs and Advisory Vote on Executive Compensation is covered in the Compensation Discussion and Analysis on page 29.

What We Heard	How We Responded
Continued disclosure around our business model as it relates to the real estate development both in the future and current active development projects.

Management in preparation of the 2021 Annual Report on Form 10-K expanded disclosure throughout the Business Section and Management’s Discussion and Analysis of Financial Condition and Results of Operations related to our overall operational activities, the Tejon Ranch Commerce Center, our current active development, and future developments of Mountain Village, Centennial, and Grapevine master planned communities.

Received inquiries as to the entitlement, permitting, and litigation process within California as it relates to the approval of real estate development projects.

The Company provides within the Business Section of the 2021 Annual Report on Form 10-K and in the Compensation Discussion and Analysis on page 24, a chart setting forth our Real Estate Development Continuum. The chart provides the current status of each of our development projects and key milestones to be achieved to move each project forward in California’s complex regulatory structure.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of ten directors divided into three classes based upon when their terms expire. The terms of three current directors (Class II) will expire at the 2022 Annual Meeting; the terms of four current directors (Class I) will expire at the 2023 Annual Meeting; and the terms of three current directors (Class III) will expire at the 2023 Annual Meeting. In connection with the 2020 Annual Meeting of Shareholders, shareholders approved amendments to our Certificate of Incorporation to declassify the Board over a period of three years. As a result, each director elected at the 2022 Annual Meeting will be elected for a one-year term. Beginning with the 2023 Annual Meeting, all directors will be subject to annual election for one-year terms.

The nominees of the Board for election at the 2022 Annual Meeting to serve as Class II Directors are Steven A. Betts, Rhea Frawn Morgan, and Daniel R. Tisch, and all three are presently directors. Ms. Morgan was previously recommended as a director candidate by Michael Winer, Chairman of the Nominating and Corporate Governance Committee. If elected, the regular term of each director will expire at the 2023 Annual Meeting, and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal, unless the authorized number of directors is decreased.

Shareholder nominations of persons for election to the Board must be made pursuant to timely written notice to the Secretary of the Company pursuant to, and contain the information required by, the Company’s Certificate of Incorporation and Bylaws. See “Shareholder Proposals for 2023 Annual Meeting” for additional information on the procedure for shareholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld, as provided in the proxy), and unless otherwise instructed, one-third of the votes to which the shareholder is entitled will be cast for each of the nominees. All of the nominees of the Board have consented to being named in this Proxy Statement and to serve if elected. In the event that any one or more of the nominees shall become unable to serve or for good cause refuses to serve as director (an event that is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2022 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board and in such order of preference as the proxy holders may determine in their discretion.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 2, 2022, the Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Services provided to the Company and its subsidiaries by Deloitte in fiscal year 2021 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Deloitte are expected to be present at the 2022 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

Shareholder Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Certificate of Incorporation, Bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event that shareholders do not ratify the appointment of Deloitte, the appointment may be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Deloitte has served as our independent registered public accounting firm since 2019.

Audit Fees and Services

	2021	2020
Audit Fees	$542,713	$526,205
Audit Related Fees	$—	$—
Tax Fees	$103,330	$218,764
All Other Fees	$—	$—
Total	$646,043	$744,969

Audit Fees. This category includes the aggregate fees billed by Deloitte for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2021, and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2021.

Audit-Related Fees. This category includes the aggregate fees billed for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees. This category includes the aggregate fees billed for tax compliance, advice, and planning services.

All Other Fees. This category includes the aggregate fees billed for any permitted services not included in categories above, which includes annual subscription fees for accounting practice publications.

Audit Committee Pre-Approval

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s outside auditor. To fulfill this requirement, the Company’s independent registered public accounting firm provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then reviews and approves, rejects, or seeks to modify the proposal. During the years ending December 31, 2021, and December 31, 2020, 100% of the services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2022.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, (the “Exchange Act”), we are asking shareholders to approve on an advisory basis the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement on pages 23 to 53. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the policies and practices described in this Proxy Statement.

The Board recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s NEOs as described in this Proxy Statement, for the following reasons.

Sound Program Design

We design our executive officers’ compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and Company performance and alignment with the interest of long-term shareholders. We achieve our objectives through compensation that:

✓ provides a competitive total pay opportunity,

✓ consists primarily of performance-based compensation,

✓ enhances retention through multi-year vesting of stock awards, and

✓ does not encourage unnecessary and excessive risk-taking.

Best Practices in Executive Compensation

Some of our leading practices include

✓ an executive compensation recovery policy,

✓ an executive stock ownership policy,

✓ a policy prohibiting pledging and hedging of Tejon stock,

✓ no executive-only perquisites or benefits,

✓ no guaranteed bonus programs, and

✓ utilization of an independent compensation consultant who reports to the Compensation Committee.

The advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. Although the voting results are not binding, the Board will review and consider them when evaluating our executive compensation program.

The Board has adopted a policy of holding an advisory vote on executive compensation every year, and unless the Board modifies its policy, we expect that, after the 2022 Annual Meeting, the next advisory vote on the compensation of our NEOs will take place at our 2023 Annual Meeting.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS AS DISCLOSED ON PAGES 23 TO 53 IN THE PROXY STATEMENT.

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that each individual director should possess certain attributes, as discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines) but does not have any specific minimum qualifications that a nominee must meet. However, the Nominating Committee seeks as directors, individuals with substantial management experience who possess the highest personal values, judgment, and integrity; an understanding of the environment in which the Company does business; and diverse experience with the key business, financial, and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in Board and committee activities on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

The Nominating Committee recognizes that a diversity of backgrounds and cultures, including on the basis of gender, race, ethnicity, underrepresented communities, viewpoints, and practical experiences can enhance the effectiveness of the Board, and analyzes this as a part of its evaluation of each candidate. The Nominating Committee takes into account how each candidate’s diversity, background, experience, qualifications, attributes, and skills may complement, supplement, or duplicate those of other prospective candidates. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, which as discussed below is one of the committee’s responsibilities. In addition, the Board is committed to having a membership that reflects a diversity of ethnicity, race, and gender.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, public policy and/or agriculture. These are all areas that are integral to the strategy, operations, and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, whose terms will expire at the 2023 Annual Meeting; (2) Class II Directors, whose terms will expire at the 2022 Annual Meeting; and (3) Class III Directors, whose terms will expire at the 2023 Annual Meeting. The Board currently consists of ten directors, as the Board increased its size from nine to ten effective December 1, 2021. The Board’s leadership is structured so that the Chairman of the Board and Chief Executive Officer (“CEO”) are separate positions. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate for our Company and our shareholders at this time because it provides an additional layer of oversight as to management and management’s activities and allows the Board to act independently of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications, and skills of each director, including the current director nominees, when determining whether each should serve as a director of the Company. In keeping with its stated criteria for director nominees described in the section entitled “Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment, and integrity, and possesses both an understanding of the environment in which the Company does business and diverse experience with the key business, financial, and other challenges that the Company faces. Each director is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including the current director nominees, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business, governmental, and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, public administration, legal, and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. Although the directors listed below each possess a number of these attributes, the Nominating Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suit the needs of the Company and qualify them to serve as a director of the Company.

Key Qualifications, Characteristics and Skills of Our Directors

	Independent	Leadership	Industry	Operating & Investment	Financial	Business Development	Corporate Governance & Law	Other Boards
Betts, Steven A.	●	●	●			●	●	●
Bielli, Gregory S.		●	●	●	●	●		●
Fuller, Jeannie L.	●	●					●	●
Hori, Susan K.	●	●	●				●	●
Leggio, Anthony L.	●	●	●		●	●	●	●
Metcalfe, Norman J.	●	●	●	●	●			●
Morgan, Rhea Frawn	●	●	●	●	●
Stack, Geoffrey L.	●	●	●	●		●		●
Tisch, Daniel R.	●	●		●	●			●
Winer, Michael H.	●	●	●	●	●			●

Gender diversity:	30% women
Racial/ ethnic diversity:	10% diverse

The following table sets forth information regarding the nominees for Class II Directors at the 2022 Annual Meeting, as well as the Class I and Class III Directors.

Class II Directors Whose Terms Expire in 2022 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Steven A. Betts	2014	64

Mr. Betts is Managing Director of Development for Holualoa Companies, a 35-year old real estate investment and development company with three-quarters of a billion dollars in assets held all across the U.S. and in Europe. He has held this position since August 2020. Prior to this he served as a strategic advisor to Holualoa since 2015. Mr. Betts is also President of Betts Real Estate Advisors, a consulting company he founded in 2017. He has served as a strategic advisor to the Southwest Division of Hines, one of the largest commercial investment and development companies in the world, since 2015; as a strategic advisor to Concord Wilshire Capital, a hospitality and residential investor and developer in Florida and California since 2020; as a strategic advisor to the Helios Education Foundation, the largest education foundation in Arizona and Florida, since 2016: and as a strategic advisor to the Fortuitous Opportunity Fund specializing in sports anchored mixed use commercial projects. He is the Chairman of University Realty, a subsidiary of Enterprise Partners, an affiliate of Arizona State University. He was also the Director of Development for Chanen Development Company, an affiliate of Chanen Construction, headquartered in Phoenix, from November 2013 to the end of 2018. Briefly, from June to October 2013, he served as the interim CEO of the PhoenixMart project. Mr. Betts also served as the Senior Vice President and Managing Director of Assets for the ASU Foundation from March 2012 through May 2013. Prior to these endeavors, Mr. Betts was President and CEO of SunCor Development Company (“SunCor”) from 2005 to 2010, a half-billion-dollar-plus asset-based subsidiary of the publicly traded Pinnacle West Capital Corporation. SunCor was a developer of master planned communities throughout the Mountainwest and large-scale commercial projects in Metropolitan Phoenix. Mr. Betts holds numerous private board and committee posts, including Chairman of the Board of University Realty, a subsidiary company of Arizona State University’s Enterprise Partners, the Executive Committee and Board of the Greater Phoenix Economic Council, the Governor’s Transportation and Trade Alliance, Board member and Past Chairman of the Interstate 11 Coalition, Trustee and Past Chairman of the Arizona Chapter of The Nature Conservancy, member and a past-Chairman of the Urban Land Institute-Arizona District Council and Governance Committee. Mr. Betts received his law degree with honors from DePaul University and a B.A. with honors from Augustana College. Our Board believes that Mr. Betts’ master planned community background makes him very qualified to serve as a director.

Rhea Frawn Morgan	2021	65

Ms. Morgan has been the Managing Member and Chief Executive of LDC Advisors, LLC., since 2015. LDC Advisors is a real asset advisory firm specializing in advisory and management of large-scale real estate development projects for private and institutional owners. She is a real estate development and advisory professional who has been responsible throughout her career for more than $10 billion of assets owned by institutional investors including private equity and public pension funds. From 2008-2014, operating as an independent fiduciary, Ms. Morgan managed a multi-billion-dollar investment portfolio invested in real estate assets including master planned communities under development, active adult/resort projects, land in various stages of entitlement and planning, and raw land held for future development. Ms. Morgan has multiple master’s degrees from the University of Pennsylvania and Northeastern University in Boston, MA, and is in the process of obtaining a Doctor of Education degree in Organizational Leadership from Northeastern. She is a member of the Urban Land Institute’s Women’s Leadership Initiative District Council, the Women’s Housing Leadership Group, and the National Association of Women in Real Estate Businesses. Our Board believes that Ms. Morgan’s master planned community development background and experience with private equity and public pension funds makes her qualified to serve as a director.

Class II Directors Whose Terms Expire in 2022 and Their Principal Occupation, Employment, or Directorships	Director Since	Age

Daniel R. Tisch	2012	71

Mr. Tisch has been the managing member of TowerView LLC, an investment fund of the Tisch Family, since 2001. Since January 2012, Mr. Tisch has also served as a director of Vornado Realty Trust, a real estate investment trust. Mr. Tisch graduated from Brown University and has over 40 years of investing experience. Mr. Tisch worked for major Wall Street firms from 1973 to 1989 and has been managing investment partnerships since then. Our Board believes that Mr. Tisch’s investment industry background and his experience in capital raising and risk management make him well qualified to serve as a director.

Class I Director Whose Term Expires in 2023 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Jean Fuller	2019	72

Ms. Fuller holds a Ph.D. from the University of California, Santa Barbara, a Master of Public Administration from the California State University, Los Angeles, and a Bachelor of Arts, Summa Cum Laude (All honors) degree in communications from California State University, Fresno. Prior to being elected to our Board she served in the California Senate from 2010 to 2018, after which she retired. Jean Fuller served as Vice Chair of the Senate Rules; Budget, Energy, Utilities & Communications; Natural Resources and Water; and Environmental Quality Committees. Prior to the California Senate, she served two terms in the California State Assembly from 2006-2009 in which she was presiding officer. From 1999 to 2006, Jean Fuller served as Superintendent (the Chief Executive Officer) of the Bakersfield City School District, which at the time serviced more than 30,000 students, had a budget in excess of $100 million and had 3,500 employees. Our Board believes that Ms. Fuller’s experience as the chief executive officer of a large public agency and her expertise with legislative and regulatory issues, particularly with respect to natural resources, water, and environmental quality, make her very qualified to serve as a director on our Board.

Susan Hori	2021	66

Ms. Hori is a partner and land use attorney with Manatt, Phelps & Phillips, LLP, where she also serves as the head of the Firm’s Orange County, California office. Ms. Hori has been in her current position since 2002. Her practice focuses on obtaining land use development entitlements for landowners and developers, including local land use approvals, California Environmental Quality Act (“CEQA”) compliance, and state and federal regulatory agency permits for real estate development projects. Ms. Hori graduated magna cum laude from the University of Washington and earned her law degree at the University of California, Berkeley. Prior to entering private practice Ms. Hori clerked for the Alaska Supreme Court and served as an attorney with the Solicitor’s Office in the Department of Interior in Washington, D.C., where she represented the U.S. Fish and Wildlife Service. Our Board believes that Ms. Hori’s experience with land use entitlement, CEQA, and permitting processes within California make her well qualified to serve as a director.

Geoffrey L. Stack	1998	78

Mr. Stack is one of the Founding Partners of the Sares-Regis Group, a commercial and residential real estate development and management firm since its inception in 1993. He currently sits on the Investment committee for the company. Mr. Stack was responsible for all residential operations of Sares-Regis, including development, acquisitions, finance, and management activities until 2018. Mr. Stack graduated from Georgetown University and received an M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Mr. Stack is a past trustee of the Urban Land Institute (“ULI”) and the former Chairman of the ULI Foundation. He is also the past Chairman of the National Multifamily Housing Council. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Class I Director Whose Term Expires in 2023 and Their Principal Occupation, Employment, or Directorships	Director Since	Age

 Michael H. Winer

Mr. Winer was employed as a senior investment manager by Third Avenue Management LLC (or its predecessor) from 1994 through 2018, when he retired. Mr. Winer managed The Third Avenue Real Estate Value Fund, an open-end mutual fund that invests in the securities of publicly traded real estate and real estate-related companies in developed countries, by adhering to a strict value-investing approach. Mr. Winer has no continuing affiliation with Third Avenue Management LLC or the Third Avenue Real Estate Value Fund. From 2009 through 2016, Mr. Winer served as a director of Newhall Holding Company LLC. In 2016, Newhall merged with two other California master-planned communities. Since the merger in May 2016, Mr. Winer has served as a director of the merged entity, Five Point Holdings LLC, where he is the Chair of the Compensation Committee and serves on the Audit Committee and Nominating and Corporate Governance Committee. He also has served as a director of private company 26900 Newport Inc. since 1998. Since 2016, Mr. Winer has been a member of the Board of Trustees of two not-for-profit organizations: The Pacific Legal Foundation (from which he resigned in September of 2018) and the Future Citizens Foundation (dba The First Tee of Monterey County). Mr. Winer received a B.S. degree in accounting from San Diego State University and is a certified public accountant in California (inactive). Our Board believes that Mr. Winer’s investment industry background and specifically, his experience with real estate investing, make him very qualified to serve as a director on our Board.

	2001	66

Class III Directors Whose Terms Expire in 2023 and Their Principal Occupation, Employment, or Directorships	Director Shares	Age

Gregory S. Bielli	2013	61

Mr. Bielli is President and CEO of Tejon Ranch Co., a position he’s held since December 2013. Prior to this position, Mr. Bielli served as the Chief Operating Officer for the Company from September 2013 through November 2013. Mr. Bielli has over 30 years of experience in real estate, land acquisition, development, and financing. Prior to Tejon Ranch, he was a regional president of Newland Communities, one of the country’s largest and most successful master planned community developers. Mr. Bielli served as President of Newland’s Western Region from 2006 until September 2013. Mr. Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. Mr. Bielli is currently a member of the CalChamber Executive Committee (First Vice Chairman), Member of the Executive Board of Southern California Leadership Council; (Co-Chairman) and a member of ULI’s Community Development Council. Our Board believes Mr. Bielli’s experience in real estate operations, specifically master planned communities, and his position as CEO of the Company, makes him well qualified to serve as a director.

Anthony L. Leggio	2012	69

Mr. Leggio has been President of Bolthouse Properties, LLC, a diversified real estate development company with commercial, residential, and agricultural holdings since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm. Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was Managing Partner of the law firm of Clifford and Brown for nearly 25 years. Mr. Leggio has served as a director of Valley Republic Bank since 2008. Mr. Leggio has also served as a director of private companies Three Way Chevrolet Company since 2000, H.F. Cox Trucking since 1993, Mark Christopher Chevrolet since 2001, and W.B. Camp Companies since 2009. Mr. Leggio received his B.S. degree from the University of the Pacific and his J.D. from the University of the Pacific, McGeorge School of Law. Our Board believes Mr. Leggio’s real estate development and agricultural experience, his tenure as chief executive officer of a real estate development company and his legal experience make him well qualified to serve as a director.

Class III Directors Whose Terms Expire in 2023 and Their Principal Occupation, Employment, or Directorships	Director Shares	Age

Norman J. Metcalfe	1998	79

Mr. Metcalfe has served as Chairman of the Company’s Board of Directors since 2014. Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Mr. Metcalfe retired from The Irvine Company in 1997. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Mr. Metcalfe served as a director of CalAtlantic Homes from 2000 until February 2018. Mr. Metcalfe received a B.S. and an M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies make him very qualified to serve as a director.

CORPORATE GOVERNANCE MATTERS

The Board has determined that all directors, except Mr. Bielli, are “independent” under the listing standards of the NYSE and the Company’s categorical criteria used to determine whether a director is independent (the “Independence Standards”). The Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards is attached as Appendix A to this Proxy Statement. Thus, the Board determined that the following directors are independent: Steven A. Betts, Jean Fuller, Susan Hori, Anthony L. Leggio, Norman J. Metcalfe, R. Frawn Morgan, Geoffrey L. Stack, Daniel R. Tisch, and Michael H. Winer. Also, in making its independence determinations, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to the Company and the Company’s management. The Board considered this information in the context of the NYSE’s objective listing standards, the Independence Standards, and for directors serving on committees, the additional standards established for members of audit committees and compensation committees. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors or outside consultants, all of which were ordinary course business transactions. The Board also performed a review of the Company’s charitable contributions to any organization where a director serves as an executive officer and found no contributions in excess of the Independence Standards or the NYSE’s objective listing standards.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. As Chairman of the Board, Mr. Metcalfe presides over these executive sessions. During 2021, there were four meetings of the Board, and all directors attended 100% of the meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual meeting of shareholders in person. All nine then-serving directors attended the 2021 Annual Meeting of the Company.

COMMITTEES OF THE BOARD

Standing committees of the Board include the Executive, Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees. Each standing committee, except for the Executive Committee is governed by a written charter. The current charter for each of those committees is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The current members of the standing committees as of the date of this proxy statement are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Real Estate Committee

Steven A. Betts

Gregory S. Bielli

Jean L. Fuller

Susan K. Hori

Anthony L. Leggio

Norman J. Metcalfe

R. Frawn Morgan

Geoffrey L. Stack

Daniel R. Tisch

Michael H. Winer

Committee Chair	Committee Member

During 2021, there were four meetings of the Executive Committee, four meetings of the Audit Committee, three meetings of the Compensation Committee, two meetings of the Real Estate Committee, two meetings of the Nominating and Corporate Governance Committee, and no meetings of the Investment Policy Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

Each year, the Board performs a self-evaluation to assess its effectiveness and the participation of each board member. In addition, on an annual basis, the Audit Committee, Real Estate Committee, Compensation Committee, and Nominating and Corporate Governance Committee all perform self-evaluations to measure their effectiveness.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

The Audit Committee

The Audit Committee represents and assists the Board in discharging the Board’s oversight responsibility relating to (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation, and oversight of the independent auditor and approves all audit and non-audit services the independent auditor performs. As part of the Board’s oversight of the Company’s risk management process, the Audit Committee reviews and discusses the Company’s policies with respect to risk assessment and risk management. In addition, the Audit Committee also reviews and approves related party transactions in advance. The Audit Committee reports regularly to the full Board with respect to its activities.

In its annual self-evaluation, the Audit Committee reviews and assesses how effectively it fulfilled these purposes over the prior year and identifies areas for improvement. The Audit Committee also periodically reviews and updates its pre-approval and hiring policies related to the independent auditor. The Audit Committee engages proactively with Deloitte and management as needed in order to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting.

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for audit committee membership set forth in Rule 10A-3 of the Exchange Act. The Board has further found that Mr. Leggio qualifies as an “audit committee financial expert” for the purposes of Item 407(d)(5) of Regulation S-K and has “accounting or related financial management expertise” as described in the listing standards of the NYSE.

The Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs, and it assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. It also reviews and approves corporate goals and objectives relevant to the compensation of top managerial and executive officers, including the CEO, evaluates their performance in light of those goals and objectives, and makes recommendations to the Board regarding their compensation. It administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans and grants of awards thereunder. It also reviews and recommends to the Board the design of other benefit plans, employment agreements, and severance arrangements for top managerial and executive officers. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, reviews the results of this assessment, and also assesses the results of the Company’s most recent advisory vote on executive compensation. It approves, amends, or modifies the terms of any compensation or benefit plan that does not require shareholder approval, if delegated to the Committee by the Board. It reviews and recommends changes for the compensation of directors, and it reviews succession plans relating to positions held by senior executive officers. It reports regularly to the Board with respect to its activities.

The Compensation Committee is authorized to delegate to a subcommittee consisting of not less than two members of the Compensation Committee the responsibility to review specific issues, meet with management on behalf of the Committee regarding such issues, and prepare recommendations for reports or review by the Committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE for directors and compensation committee members and under the Company’s Independence Standards.

The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officers have any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company.

The Compensation Committee retained Semler Brossy to advise the Compensation Committee on marketplace trends in executive compensation and to analyze companies for peer company identification for the benchmarking of NEO compensation and NEO compensation decisions. The decision to engage an outside compensation consultant was not recommended by management. Semler Brossy consults with the Compensation Committee about its recommendations to the Board on CEO and other NEOs compensation. Semler Brossy did not provide any other services to the Company in 2021, and its fees were $29,500 for the year. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Semler Brossy’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Semler Brossy; (ii) the amount of fees received from the Company by Semler Brossy, as a percentage of Semler Brossy’s total revenue; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultant with a member of the Compensation Committee; (v) any Company stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultant or Semler with any of the Company’s executive officers. The Committee concluded that there are no such conflicts of interest.

The Nominating and Corporate Governance Committee

The Nominating Committee is charged with assessing existing directors to determine whether to recommend them for reelection to the Board, identifying and recruiting potential new directors, establishing a procedure for consideration of director candidates recommended by shareholders, and recommending candidates to be nominated by the Board or elected by the Board, as necessary, to fill vacancies and newly created directorships. It also reviews and makes recommendations to the Board regarding the structure, composition, and functioning of the Board and its committees, and evaluates and recommends changes to the Corporate Governance Guidelines. The Nominating Committee also annually reviews the independence of all directors and evaluates the Board’s performance.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from shareholders. Shareholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Shareholders may also nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation and Bylaws. See “Shareholder Proposals for 2023 Annual Meeting” for additional information on the procedure for shareholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts, or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors were used during 2021, and, accordingly, no fees were paid to such advisors during 2021. Past practice has been for the Nominating Committee to seek recommendations for new directors from current directors, the CEO, and outside advisors.

The Real Estate Committee

The Real Estate Committee provides oversight, guidance, and strategic input into management plans and operations for development and entitlement of Company land. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions and development pro formas and budgets. It reports regularly to the full Board with respect to its meetings.

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents (including Attachment A to the Corporate Governance Guidelines, which constitutes the Company’s Independence Standards) are available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

SUCCESSION PLANNING

The Board, with the assistance of the Compensation Committee, oversees succession plans for the CEO and other senior executive officers. These plans relate both to succession in emergency situations and longer-term succession. As set forth in the Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee reviews the Company’s succession planning for senior executive officers at least annually. The CEO also provides the Board with input regarding these matters.

BOARD’S ROLE IN RISK OVERSIGHT

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives, and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic, cybersecurity and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s policies with respect to risk assessment and risk management; focuses on financial risk, including internal controls; and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee reviews cybersecurity risks and periodic testing of cybersecurity from third-party consultants. Over the last three years the Company has not experienced an information security breach, therefore the Company has not incurred any expense related to a security breach. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk-taking. Finally, the Nominating Committee assesses the independence of directors and evaluates potential new Board nominees, which allows it to limit the risk associated with having conflicted or otherwise inappropriate directors. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, and additional review or reporting on risks is conducted as needed or as requested by the Board and its committees.

The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

ESG OVERSIGHT

The Board oversees the Company’s environmental, social, and governance (“ESG”) goals and objectives. Specific ESG topics are overseen by the Board committee generally responsible for the subject matter. For example, the Nominating and Corporate Governance Committee has oversight responsibility for the corporate governance aspects of ESG, and the Audit Committee generally oversees regulatory compliance matters. The Board continues to believe that it is the appropriate body to oversee the development and implementation of the Company’s ESG and sustainability efforts, which focus on the Company’s efforts to positively impact both people and planet.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation for the following individuals who served as our principal executive officer, principal financial officer and the three other most highly compensated executive officers as of December 31, 2021. These individuals are our named executive officers (“NEOs”) for 2021.

Name	Title
Gregory S. Bielli	Chief Executive Officer
Allen E. Lyda	Chief Operating Officer
Robert D. Velasquez	Senior Vice President, Chief Financial Officer
Hugh F. McMahon	Executive Vice President, Real Estate
Marc W. Hardy	Senior Vice President, General Counsel *

*	Mr. Hardy joined the Company May 2021.

Executive Summary

We are a diversified real estate development and agribusiness company committed to using our land and resources to meet the housing, employment, and lifestyle needs of Californians and create value for our shareholders through the monetization of our land-based assets and the continued expansion and development of our current operating assets.

Our strategy to create sustainable shareholder value is focused on:

•

Successful execution of business expansion within the Tejon Ranch Commerce Center (“TRCC”) master plan through development of commercial retail, industrial, and multi-family products through our own means or through joint ventures.

•

Advancing forward to develop the master planned communities of Mountain Village at Tejon (“MV”), Centennial at Tejon (“Centennial”), and Grapevine at Tejon (“Grapevine”) through successfully defending litigation against our entitlements, moving forward with the permitting process, and identifying capital funding sources for these communities. Each year we will continue to invest in these projects to protect our entitlement rights from opposition and the continuing change in state laws that often times restrict development.

•

Management of our other revenue producing assets to maximize operating cash flows. These revenue streams are created through mineral resources, farming, and commercial leases outside of TRCC to include communication leases and power generation leases.

Developing real estate assets in California through the entitlement stage to development is a multi-year process. Many of our real estate assets do not produce revenue at this stage and may take many years to begin producing revenue. For this reason, the realization of our Company’s full asset value will come only in future years. This dynamic in our business influences our executive pay program in several ways:

1)

Given the long-term nature of our assets, attracting and retaining talented executives oriented towards real estate development is particularly important to the long-term health of our business. We develop our peer group recognizing that the competitive market for talent primarily consists of companies that are farther along in the development process than we are. As such, those companies typically have higher revenue than our current revenue, so we use market capitalization as the primary metric.

2)

Our compensation program is oriented toward achieving specific milestone goals over 1-year and 3-year time periods that are intended to reward executives for progress towards the long-term development of our assets, rather than exclusively measuring to current financial results.

3)

The cyclical nature of some of our other revenue streams, particularly mineral resources, and farming, may require us to set financial targets in our incentive program that are lower than the prior year. Our financial targets are tied directly to the annual operating budget approved by the Board based on our best estimate of our financial performance for the year, taking in account our expectations for farming and mineral resource dynamics.

The chart below is a continuum of the real estate development process highlighting each project’s current status and key milestones to be met in moving through the real estate development process in California. The development process may be subject to delays arising from California’s complex regulatory structure and litigation environment. At each level of success, value is being created in each project due to the approvals received and to entitlement risks being removed and development approvals being achieved.

Real Estate Development Continuum

2021 Operational and Financial Results

Financial Results:

•

For 2021, net income attributable to common stockholders was $5,348,000 compared to a net loss attributed to common stockholders of $740,000 in 2020. Over the comparative period, commercial/industrial segment profits and our share of equity in earnings from our unconsolidated joint ventures increased $5,109,000 and $4,698,000, respectively. The increase in commercial/industrial segment profits was attributable to two land parcel sales comprised of 55.96 acres. The increase in equity in earnings was primarily attributable to our share of the sale of lots 18 and 19 held by our joint venture with Rockefeller Development Group. Additionally, profits from the mineral resources segment increased by $3,106,000 as a result of more water sales during the year due to dry 2021 winter conditions and low State Water Project allocations. The above-mentioned increases were partially offset by a decline in farming segment profits of $1,840,000. The decline was primarily attributable to a decline in almond revenues due to supply chain disruptions tied to the export of almonds. Please refer to our Annual Report on Form 10-K, Management Discussion and Analysis for more detailed information regarding our 2021 operational results.

Operational Highlights:

•	Began construction on a new 630,000 square foot industrial building in a joint venture with Majestic Realty Co.

•	Received conditional use permits to allow multi-family residential development for up to 495 units within Tejon Ranch Commerce Center

•	Centennial development lawsuit settlement negotiated with one plaintiff, Climate Resolve

•	Grapevine development litigation finalized in favor of the Company during 2021

•	The Tehachapi Uplands Multiple Species Habitat Conservation Plan litigation was completed in favor of the Company during 2021

•	Received final map approval for the first two phases of Mountain Village in the fourth quarter of 2021

•	Sold 17.1 acres to a third-party developer for the construction of a 270,000 square foot building for Plant Prefab, a prefab and modular construction firm that specializes in housing

•	The 18-19 West LLC, with Rockefeller Development Group, had a purchase option in place with a third-party who exercised the option and purchased 63.5 acres during the fourth quarter of 2021

Pay-for-Performance

Consistent with our pay-for-performance philosophy, Company performance in 2021 directly impacted incentive payouts for 2021, as follows:

•

Annual Cash Incentives. Increases in total revenue and gains from equity in joint ventures resulted in positive net income during 2021, which led to adjusted EBITDA, the annual corporate incentive bonus quantitative metric, at 141% of target. This metric is discussed below under “Annual Incentive Plan.”

•

Annual Short-term Milestone Objectives. Short-term milestones are generally items identified each year that are critical to the achievement of the Company’s long-term growth objectives. For 2021, there were four milestone objectives with one at maximum achievement, one at target achievement, one at 80% of target, and one not achieved. More information is provided on these milestone objectives within the Annual Incentive Plan section.

•

2019-2021 Cashflow Performance Shares. The NEOs met the 2019 rolling three-year cash flow objectives at 147.20% of the target award level. Maximum award achievement is capped at 150% of target. The rolling three-year cash flow metric is described in the Equity Compensation section. The grants associated with the 2019 three-year cash flow metric were paid out during March 2022. The number of stock units that vested in 2022 are identified in the footnotes to the Outstanding Equity Awards at 2021 Fiscal Year-End table that begins on page 47.

Compensation Philosophy and Practices

Overview

Our executive compensation program is designed to align with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives directly linked to the creation of shareholder value. The objectives of our executive compensation program are (i) to drive performance against critical strategic milestone goals designed to create long-term shareholder value through the enhancement of our land asset values and positive execution within TRCC and our other operating assets (ii) pay our executives at a level and in a manner that ensures Tejon Ranch is capable of attracting, motivating, and retaining top executive talent in order for us achieve our long-term strategic goals and recognize the full potential of our real estate assets.

Our compensation strategy is to provide a competitive opportunity for senior executives, taking into account their total compensation packages, which include a combination of base salary, an annual cash-based incentive bonus, and long-term performance-based and time-based equity awards.

Our long-term and short-term performance incentive plans are designed to reward the NEOs for success in moving projects forward along the real estate development continuum. Success in achieving these performance objectives is critical to the creation of value within our land assets. Due to the long-term nature of the real estate development process in California, the increase in value of land within our projects is not immediately recognized in stock market value largely due to the timing of revenue generation, which does not begin to occur until the execution phase of development operations. Therefore, we measure, and reward progress based on achievement of milestone related goals as a large component of our incentive program. We also measure success on annual EBITDA performance, because generating EBITDA allows us to fund our real estate development activities.

We view our long-term incentive program in three-year increments tied to the time period of our milestone grants, which we make every three years. Our performance milestones are tied to a variety of factors that will create long-term value for our shareholders such as planning and design, achievement of land entitlements, successful defense of litigation against our entitlements, development of projects, and finally sales and leasing within the projects. The current three-year period is from 2020 to 2022.

Overall Compensation Plan Design and Core Tenets

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company, the success of the Company in achieving real estate development milestones both entitlement oriented and execution oriented within TRCC, and the individual performance of each executive.

Our Executive Compensation Practices

WHAT WE DO	WHAT WE DO NOT DO

✓ Utilize multiple performance metrics in our incentive plans tied to our short- and long-term goals equity vehicles	Ó No tax gross-ups for executive officers on perquisites or change-in-control severance payments

✓ Employ objective short-term goals for the majority of our NEOs’ annual incentive opportunities	Ó No hedging of TRC stock

✓ Provide a majority of equity compensation opportunity through performance-based compensation elements	Ó No pledging of TRC stock

✓ Align a significant portion of long-term equity opportunity to project milestones that are linked to shareholder value creation	Ó No holding of TRC stock in margin accounts

✓ Maintain an executive compensation recovery (clawback) policy to ensure accountability	Ó No repricing or replacing underwater equity awards

✓ Require executives and directors to own Company stock to reinforce the alignment of their interests with those of our shareholders	Ó No “single trigger” cash severance or stock grant vesting based solely upon a change in control.

✓ Utilize an independent compensation consultant who reports directly to the Compensation Committee	Ó No large bonus payouts without justifiable performance linkage

✓ Recognize an independent Chairman of the Board in our corporate governance structure	Ó No guaranteed annual incentive payout

✓ Provide an annual shareholder “say on pay” vote	Ó No timing of equity awards in coordination with the release of material non-public information

✓ Conduct an Annual Compensation Risk Assessment

The Compensation Committee uses several components of pay that are linked to both our long-term and short-term performance in the executive compensation programs, including long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the vehicles of pay we use and our pay principles.

Pay Principals	Long–term Incentives	Annual Cash Incentives	Base Pay	Benefits
Total compensation should reinforce business objectives and values.	●	●	●	●

A significant portion of an NEO’s total compensation should be variable and based on company and individual performance.	●	●

Incentive compensation should balance long-term, intermediate, and short-term performance.	●	●

Incentive compensation should align the interests of NEO’s with shareholders.	●	●

Compensation should foster a culture of collaboration which shares focus and commitment to our Company	●	●

Compensation opportunities should be competitive.	●	●	●	●

A portion of compensation should provide NEOs with a stable predictable source of income and benefits.			●	●

2021 Executive Compensation Plan Framework

Our variable compensation consists of two programs: the annual cash incentive plan (“AIP”) and the long-term incentive plan (“LTIP”), which consists of performance-based and time-based equity vehicles.

Our AIP has three primary performance measures:

1.

Achievement of targeted adjusted EBITDA, which reflects our annual operating budget. For the evaluation of our NEOs we believe EBITDA is a good indicator of performance and cash generation based on the mix of our operations, which include real estate sales, leasing, and development within TRCC combined with the commodity businesses of farming and mineral resources.

2.	Achievement of annual corporate milestone goals, which are defined each year.

3.	Individual goals, which are defined each year.

Our LTIP consists of three equity vehicles:

1.

Project-related milestone grants are awarded once every three years and are tied to specific business objectives related to our real estate development strategy. The Compensation Committee believes that accomplishing these goals are paramount to creating value in our land assets, protecting the value of our land assets, and achieving our long-term real estate development goals. The value of the milestone grants are three times that of an award that would normally be granted every year. The performance milestone focus is on entitlement of and development execution of our master planned development projects, protecting and developing water assets, securing permits and mapping approvals, and financing for our real estate holdings. These milestone performance grants have specific defined goals that are a high hurdle to achieve given the environment the Company works within and are measurable and not subjective. This component of our LTIP delivers 35% of the CEO’s and 55% of the other NEOs’ long-term compensation opportunity over a 3-year period. Performance milestone grants for the three-year measurement period that begun in 2020 are described in more detail below.

2.

Price-Vested Units are awarded annually and tied to stock price achievement. These grants vest at the end of three years based on stock price performance. This component of our LTIP delivers 15% of the long-term compensation opportunity.

3.

Time-vested restricted stock units are the final component of our LTIP. This element in the plan design recognizes the inherent risk in the approval of and development execution of large-scale land development and helps balance the performance orientation of our approach with the objective of retaining our executive team. Further, time vested restricted stock units underscore an ownership orientation on the part of our executives. The grants vest one-third each year for three years. This component of our LTIP delivers 50% of the long-term compensation opportunity for the CEO and 30% of the long-term compensation for the other NEOs.

The Compensation Committee believes that the LTIP reflects the value creation process inherent in large-scale land development by first identifying projects, securing complex entitlements, managing litigation, mapping projects, and then developing the projects to maximize financial returns. Please refer to earlier graphic describing the land entitlement and development process within California and its many steps that make the state’s process unique.

The CEO’s equity awards for the 2020-2022 long-term incentive plan measurement period were intended to cover three years of grants for each equity award vehicle. The Compensation Committee will not make additional awards to the CEO during the three-year period.

Pay Mix Analysis

The target mix of total direct compensation elements for our CEO and NEOs, as a percentage of total compensation, is set forth in the tables below. We show a three-year period to account for the granting of project milestone equity performance grants in 2020, which cover the three years ending 2022. A significant percentage of our compensation is delivered through variable cash and equity, with over 50% of our CEOs target compensation provided through equity incentives.

1.	Three-year measurement period is based on 2020 target compensation.

Shareholder Engagement on and 2021 Advisory Vote on Executive Compensation

We hold a say-on-pay advisory vote on executive compensation annually. Accordingly, at our 2021 annual meeting, we provided shareholders with the opportunity to cast a non-binding vote on a proposal regarding the compensation of our named executive officers for the year ended December 31, 2020. At the 2021 Annual Meeting of shareholders, we received a 45% approval rate on our say-on-pay advisory vote. Following the shareholder meeting, we met with investors representing approximately 40% of shares outstanding to discuss a variety of matters, including our executive compensation programs. Our Compensation Committee Chair and Board Chair participated in each meeting, along with our Chief Operating Officer.

Through these conversations with shareholders, we gained a greater understanding of shareholder preferences with regards to our compensation programs. In addition, we were able to explain our programs in more depth to allow shareholders a stronger understanding of how our compensation programs support our business model, which is oriented towards long-term development of our real estate assets. The Compensation Committee believes our executive compensation program and incentive structure largely supports this goal. We have addressed shareholder perspectives about our compensation program in the following ways:

What We Heard	How We Responded
Remove peers that are outsized relative to the Company’s current financial situation.

Our business model is such that our assets that drive value in our business often do not produce revenue for many years after acquisition. As such, we view market capitalization as a stronger metric to orient peer group size around. In response to shareholder feedback, we determined to remove the two largest peers in market capitalization from our peer group, Cousins Property and First Industrial Realty Trust.

More detailed disclosure related to long-term performance milestone stock grant objectives describing the importance of these milestones to value creation.

Disclosures were enhanced in this years’ proxy to provide more understanding as to the importance of the milestones in moving the Company forward through the entitlement and development process within California to reduce risk of development and create value in the land assets.

Shareholders prefer incorporating a Total Stock Return metric into the long-term incentive program.	We incorporated a stock price metric beginning with the grants in 2020 and will continue to evaluate our design for the next three-year period beginning in 2023.

How We Determine Executive Compensation

The Role of the Compensation Committee in Setting Compensation

The Compensation Committee completes a review each year of our compensation plan to ensure we are paying competitively, equitably, and in a way that encourages and rewards performance. Although the Compensation Committee reviews Peer Group data each year, relevant industry market data, and input from our compensation consultant as it determines compensation plans, other considerations are taken into account. Market data alone does not reflect the strategic value of various roles within our Company. Other considerations when making pay decisions for NEOs, include individual experience, sustained performance, historical pay, and realized and realizable pay over three years.

The Compensation Committee is (and was at all times during 2021) composed entirely of independent directors. Our compensation committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings.

The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer; it also reviews the performance of the Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief Executive Officer works with the Compensation Committee to establish his goals and objectives to be evaluated throughout the year. The Compensation Committee or Board of Directors, upon recommendation from the Compensation Committee, who receives input and advice from its independent compensation consultant, approve the compensation of our CEO. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee.

The Role of the Compensation Consultant

The Compensation Committee engages an independent compensation consultant each year to provide a competitive compensation assessment with respect to the executive officers to assist the Compensation Committee in making annual compensation decisions. Since 2018, Semler Brossy Consulting Group, LLC (“Semler Brossy”), has been engaged by the Compensation Committee each year to provide industry compensation data, and to provide the Compensation Committee with advice regarding NEOs’ compensation, including base salaries, annual incentive pay and long-term equity compensation, and similar advice regarding non-employee directors’ compensation. The Compensation Committee has also consulted with Semler Brossy to update the peer company compensation data on an annual basis and address specific questions that arise as the committee fulfills their responsibilities as outlined in the compensation committee charter. The advisor provides support in addressing changes in trends and best practices for executive compensation, incentive, and equity and/or other best practices that are requested by the Compensation Committee, in order to help inform the Compensation Committee’s decisions.

Semler Brossy reports directly to the Compensation Committee, which maintains the authority to direct Semler Brossy’s work and engagement. Semler Brossy interacts with management to gain access to company information that is required to perform services and to understand the culture and policies of the organization. Semler Brossy attends compensation committee meetings, and the Compensation Committee and Semler Brossy meet in executive session with no members of management present, as needed, to address various compensation matters, including deliberations regarding our CEO’s compensation.

In assessing Semler Brossy’s independence from management in providing executive compensation services to the Compensation Committee, the Compensation Committee considered that Semler Brossy is only engaged by, takes direction from, and reports to, the Compensation Committee for such services and, accordingly, only the Compensation Committee has the right to terminate or replace Semler Brossy as its compensation consultant at any time. The Compensation Committee also analyzed whether the work of Semler Brossy as a compensation consultant with respect to executive and director compensation raised any conflict of interest, taking into consideration the following factors:

• the provision of other services to our company by Semler Brossy and its affiliates;
• the amount of fees we paid to Semler Brossy and its affiliates as a percentage of Semler Brossy’s total revenue;
• any business or personal relationship of Semler Brossy or the individual compensation advisors employed by it with any executive officer of our company;
• any business or personal relationship of the individual compensation advisors with any Compensation Committee member;
• Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest; and
• any ordinary shares of our company owned by Semler Brossy or the individual compensation advisors employed by it.

The Compensation Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultants to our company has not created any conflict of interest.

Compensation Risk Assessment

As part of its risk assessment process, the Compensation Committee reviewed material elements of executive and non-executive employee compensation. The Compensation Committee concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. The structure of our compensation program for NEOs does not incentivize unnecessary or excessive risk-taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount. The incentive plan awards have the following risk limiting characteristics:

✓ Annual incentive awards for each NEO are limited to the fixed maximum specified in the incentive plan. Cash awards under the annual incentive plan are limited to 150% of the target cash award.

✓ Annual incentive awards are based on a review of a variety of performance factors, thus diversifying the risk associated with any single aspect of performance, while amounts received from performance stock awards are based on Company results rather than an individual executive officer’s performance

✓ The variable compensation program places a greater weight on long-term pay opportunity as compared to short-term opportunity.
✓ The annual incentive plan allocates the highest weighting on overall corporate performance.
✓ Stock awards are not tied to formulas that could focus our NEOs on specific short-term outcomes.

✓ The Compensation Committee, which is composed of independent members of our Board, approves final incentive plan cash and stock awards in its discretion after reviewing executive and corporate performance.

✓ Awards are subject to our clawback policy.
✓ The majority of long-term value is delivered in shares of the Company with a multi-year vesting schedule, which aligns the interests of our NEOs to the long-term interests of shareholders.
✓ NEOs are subject to our executive stock ownership requirements.

Market Comparison Review—2021 Peer Group

Because we aim to attract and retain the most highly qualified executive officers in an extremely competitive market, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Semler Brossy, including information relating to the mix and levels of compensation for executive officers in the real estate industry, with a focus on total direct compensation. In order to recruit and retain the executives we need to successfully manage and monetize our assets; we compare compensation to companies with greater current revenues when compared to our Company. To this point, we consider market capitalization the strongest metric to orient our peer group size around rather than revenue, as market capitalization more accurately reflects the long-term value of our assets than revenue. We view real estate development peers with larger revenue as peers whose assets are further along in their lifecycle than our current assets, which in turn makes them our strongest competitors for talent.

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, the Committee believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of total compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the real estate, land development, and agriculture industries and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target total compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies

Each year, the Compensation Committee, with guidance from our compensation consultant, evaluates the composition of our peer group. The goal is to identify companies that are engaged in real estate development activities and are appropriate for comparison purposes based on business activities, revenues, and market capitalization.

At this time, the Compensation Committee believes that market capitalization is a more appropriate criterion for comparison to peer companies, considering that our primary assets remain under development and are not yet producing their full revenue potential. Generally, our peer companies have monetized the majority of their real estate assets and, therefore, have higher revenues and market capitalization, by comparison to our Company. After conversations with shareholders who expressed a desire for us to remove outsized peers from the group, we reviewed our peer group and identified Cousins Properties and First Industrial Realty Trust (the two largest peers in terms of market capitalization) for removal given their market capitalization.

The 2021 peer group data is shown below:

Agree Realty	Kite Realty Group
Alexander & Baldwin	Limoneira
Alico	One Liberty Properties
BRT Realty Trust	Retail Opportunity Investments
Consolidated-Tomoka Land	Saul Centers
Five Point Holdings	St. Joe Co.
Forester Group	Stratus Properties

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels that the Compensation Committee determines to be competitive and appropriate for each NEO, using the Compensation Committee’s professional experience and judgment. The Compensation Committee’s pay decisions are not driven by a particular target level of compensation based on market data, and the Compensation Committee does not otherwise use a formulaic approach to setting executive pay. Instead, the Compensation Committee believes that executive pay decisions require consideration of multiple relevant factors, which may vary from year to year. The figure below reflects the factors the Compensation Committee considers in determining and approving the amount, form and mix of pay for our NEOs.

• Company performance
• Each NEO’s criticality to the business
• CEO’s recommendations (other than for himself), based on direct knowledge of NEO performance and his extensive industry experience
• Internal pay equity
• The need to attract and retain talent
• Aggregate compensation cost and impact on shareholder dilution
• Each NEO’s total direct compensation and equity ownership
• Semler Brossy’s recommendation on compensation policy, design, and structure
• Shareholder feedback
• Each NEO’s past performance
• Independent judgement of members of compensation committee

Key Components and Design of the Executive Compensation Program

Elements of Compensation

The Compensation Committee seeks to create a compensation plan that is balanced in its use of short-term and long-term compensation elements in order to align management’s incentives with the long-term interests of our shareholders and the development of our land assets. In developing the compensation plan, the Compensation Committee seeks to be aware of changing economic and industry conditions, as well as changing compensation trends. Because we believe it is important to our success to pursue long-term corporate objectives, to avoid excessive risk-taking, and to preserve our cash resources, the majority of the NEOs’ total direct compensation is comprised of “at-risk” compensation, consisting of performance-based bonus opportunities and long-term incentive awards, which align the executive officers’ incentives with the interests of our shareholders. This allocation between “at-risk” and fixed compensation is consistent with our pay-for-performance philosophy.

To achieve these objectives, the plan uses a variety of compensation elements as described below.

Compensation Component	Purpose	Key Features
Base Salary	• Provides fixed level of compensation that is competitive within our industry and reflective of the skills and experience required to be successful in fulfilling the role	• Fixed level of cash compensation • Amounts reviewed and determined annually, and are generally effective by January 1 each year

Annual Incentive Bonus	• Provides financial incentives to achieve key corporate objectives that are aligned with our business strategy • Rewards NEOs for individual contributions to our corporate achievements

•  Cash compensation under the performance bonus plan, which is “at-risk” because it is dependent upon achievement of preestablished corporate performance objectives

•  Target bonuses reviewed and determined annually

•  Actual bonuses paid after the end of each year, based on the extent corporate goals are attained as determined by the Compensation Committee

Long-Term Incentive Compensation

•  Promote the achievement of our long-term financial goals and development milestone goals to create value by aligning NEO and shareholder interests, promoting NEO retention, and rewarding NEOs for performance over time

•  Long-term incentive compensation is in the form of performance shares, price-vested units, and time-vested awards

•  The payout of performance shares is based on the achievement of targets set by the Compensation Committee

•  Price-vested units are tied to appreciation of stock price.

•  Performance period for performance shares and price-vested units is three years

•  Time-vesting awards vest equally over three years

Base Salaries

When establishing base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives in our peer group. The Compensation Committee believes that compensation objectives are effectively met when a majority of an executive’s compensation is composed of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term fixed compensation better aligns management with shareholders.

The Compensation Committee approved the following base salaries for our NEO’s

Name	2020 Annual Base Salary	2020* Actual Base Salary	2021 Annual Base Salary	2020-2021 Base Salary Percent Increase
Gregory S. Bielli	$700,000	$653,333	$721,000	3.0%
Allen E. Lyda	$360,500	$336,467	$371,315	3.0%
Robert D. Velasquez	$272,950	$254,753	$281,139	3.0%
Hugh F. McMahon	$271,106	$253,032	$279,239	3.0%
Marc W. Hardy	N/A	N/A	$275,000	0%

*	As part of our response to COVID-19 and the reduction of staffing costs the NEOs beginning May 2020 through December 2020 took a voluntary 10% decrease in salary.

When granting the salary increases for 2021 for the NEOs, the Compensation Committee, along with the Chief Executive Officer except in regard to his own salary, performed an annual review of each of the NEOs’ salaries. This review considered several factors, including peer group information, the market for similar job functions, the economic environment, and changes in job responsibilities.

Annual Incentive Plan

Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year.

The attainment of each year’s quantitative financial goals for each of the NEOs is uncertain and is dependent upon factors such as real estate sales and leasing programs, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming and mineral operations due to the commodity nature of the products we produce and the fact that we do not know the production each year or the ultimate price we will receive for our products each year. The achievement of individual objectives tied to land entitlement, development, and conservation efforts is highly dependent on working with groups outside of the Company, such as government agencies, local county planning departments, and environmental resource groups, all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The following chart provides the performance level weightings for the Chief Executive Officer and the other NEOs.

	Gregory S. Bielli Chief Executive Officer	Allen E. Lyda Chief Operating Officer	Robert D. Velasquez SVP Chief Financial Officer	Hugh F. McMahon EVP Real Estate	Marc W. Hardy SVP General Counsel*
	Corporate Quantitative Measurements
Adjusted EBITDA	40%	40%	40%	40%	40%

Corporate Quantitative Measurements	40%	40%	40%	40%	40%
	Corporate Short-Term Objectives
Obtain Kern County Planning Department approval of TRCC Multi-Family residential project by third quarter of 2021	12%	12%	12%	12%	12%
Obtain Board approval and begin construction of new speculative building for lease in TRCC by the third quarter of 2021	12%	12%	12%	12%	12%
Receive Final Map approval for first two phases of Mountain Village from Kern County by the end of the third quarter of 2021	12%	12%	12%	12%	12%
Conservancy strategy related to 2008 Conservation Agreement be completed and resolved by the end of the fourth quarter of 2021	4%	4%	4%	4%	4%

Corporate Short-Term Objectives	40%	40%	40%	40%	40%
	Individual Quantitative/Qualitative Measurements
Individual Objectives	20%	20%	20%	20%	20%

Individual Quantitative/Qualitative Weighting	20%	20%	20%	20%	20%

Total Weighting	100%	100%	100%	100%	100%

*	Mr. Hardy’s annual incentive is pro-rated for time of service beginning May 2021.

Generally, the Chief Executive Officer’s individual objectives are tied to land entitlement, outreach in support of entitlement, execution of development, capital formation, and conservation goals as well as operational, strategic planning, and staffing objectives. The individual objectives for the other NEOs are generally related to land entitlement, development, and operational goals that support the achievement of corporate development and financial goals.

The annual incentive plan is structured, and bonus levels are determined based upon the level of achievement of threshold, target, and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective, and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other NEOs have different cash incentive opportunity levels, which are expressed as a percentage of base salary. The target bonus levels expressed as percentage of base salary are reviewed along with information provided by our independent compensation consultant.

The threshold, target, and maximum levels (expressed as a percentage of base salary) are outlined below.

	Threshold	Target	Maximum
Gregory S. Bielli, Chief Executive Officer	62.50%	125.00%	187.50%
Allen E. Lyda, Chief Operating Officer	45.00%	90.00%	135.00%
Robert D. Velasquez, SVP, Chief Financial Officer	25.00%	50.00%	75.00%
Hugh F. McMahon, EVP, Real Estate	35.00%	70.00%	105.00%
Marc W. Hardy SVP, General Counsel	30.00%	60.00%	90.00%

Quantitative Financial Goal – Corporate

We measure adjusted EBITDA as an indicator of our financial performance relative to budget and our ability to generate cash within our operating segments. Our definition of adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, abandonment charges, and non-cash stock compensation. We believe adjusted EBITDA provides a good indicator of management’s creation of operating cash, which is critical to the funding of our development efforts and reinvestment in our operating activities. We believe EBITDA is a better indicator of financial success versus GAAP Net income since the Company has significant non-cash expenses each year. The following table outlines adjusted EBITDA results for 2021. Adjusted EBITDA for compensation purposes includes only company specific operations and not the add back of our share of unconsolidated joint venture depreciation, amortization, and interest expense. Therefore, this number is different from the numbers shown in the 2021 Annual Report on Form 10-K, Non-GAAP measures.

Quantitative Goal	2020	2021 Threshold	2021 Target	2021 Maximum	2021 Actual	% of Target
Adjusted EBITDA*	$8,630,000	$9,557,000	$12,743,000	$19,115,000	$17,971,000	141.03%

The adjusted EBITDA target is set based on the Company’s 2021 business plan and operating budget. The Compensation Committee uses data from each year’s annual budget because it is a reflection of what the Company believes will happen in the coming year based on an analysis of the commodity markets we operate in, anticipated weather patterns that impact our agricultural operations, and the unevenness of sales/leasing activity within TRCC.

The budgeted target goal for 2021 was greater than the prior year target and actuals due largely to including a land sale transaction within TRCC. The tables below reflect actual achievement shown in the format used by the Company internally to measure NEOs performance compared to the approved 2021 operating budget.

*Adjusted EBITDA Actual 2021 Calculation (non-GAAP):
Income before income tax	$9,163
Interest, net	(57)
Depreciation and amortization	4,594
Stock compensation expense	4,271

Total Adjusted EBITDA	$17,971

Short-Term Milestone Objectives – Corporate

Annual short-term milestone corporate objectives are generally those items identified each year that are critical to successfully moving forward the Company’s long-term objectives related to land entitlement and development execution within our four development projects.

For 2021 the short-term objectives were as follows:

•

Obtain Kern County Planning Department approval of TRCC Multi-Family residential project by third quarter of 2021 (30% weighting). The achievement of this objective was critical to the success of our development goals within TRCC by allowing multi-family development within the project. This allows us to include a housing element into TRCC to support job creation through continued growth of commercial and industrial development. Objective was accomplished at maximum during the first quarter of 2021.

•

Obtain Board approval and begin construction of new speculative building for lease in TRCC by the third quarter of 2021 (30% weighting). This objective is important to the continued growth of industrial product and absorption of land within TRCC, which allows for future value creation through lease revenues and increases in land values. This new building was approved to be developed and construction began during the second quarter of 2021 in a joint venture with Majestic Reality and the building is expected to be completed in 2022. Objective was accomplished at target during the second quarter of 2021.

•

Receive Final Map approval for first two phases of Mountain Village from Kern County by the end of the third quarter of 2021 (30% weighting). Successful receipt of the Final Map continues to remove entitlement risk from the project and allows us to move forward at the appropriate time with the construction permitting process. This goal was achieved at less than target when approval was received in December 2021.

•

Conservancy strategy related to 2008 Conservation Agreement and dispute resolution to be completed and resolved by the end of the fourth quarter of 2021 (10% weighting). The Company was obligated to make payments of approximately $800,000 per year through 2021 to the Tejon Ranch Conservancy (“Conservancy”). Pursuant to the terms of the Conservation Agreement, the Company deposited the fourth quarter 2020 payment and all 2021 payments into a third-party escrow account pending a determination of the Company’s disputes with the Conservancy. The resolution of our disputes was not accomplished during 2021 given a court hearing being scheduled for the fourth quarter of 2022. As a result, there was no achievement of this goal.

Individual Performance Objectives

In addition to the goals described above, the CEO and each NEO also has individual performance objectives. The CEO’s individual performance objectives are proposed by the CEO and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives. Individual goals for our CEO in

2021 specifically related to:

•	leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, implementation of strategic business plans for master planned communities,

•	overseeing implementation of business plans for TRCC with a focus on execution, and expansion of product,

•	succession planning for key positions

•	guiding organization to successfully achieve budget estimates and development in cost efficient ways

Based on the assessment against his individual goals and Company’s success throughout the year in moving development forward within TRCC through continued industrial development and the addition of a multi-family component, a successful financial year, the Grapevine litigation being successfully concluded, and the settlement of the Climate Resolve litigation related to the Centennial master planned community, the Compensation Committee determined that the CEO’s individual performance was at the maximum achievement level.

The other NEOs individual performance goals are generally tied to individual areas of responsibility, which focus on both short-term and long-term goals (including improving operational efficiencies and achieving short- term milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, project development, operations activity expansion, and conservation). Generally, the qualitative goals covered:

• Coordination and management of litigation strategies involving Centennial and Grapevine
• Guiding the Company in working with various government agencies as a part of the permitting process
• Management of water resources and development of groundwater sustainability plans
• Expansion of TRCC infrastructure facilities in support of future industrial, commercial retail, and multi-family absorption
• Meeting implementation dates related to farm developments
• Analysis of future staffing requirements to meet near-term and long-term needs as the Company moves forward with its land entitlement and development plans

The CEO and the Compensation Committee evaluate the success of the other NEOs in meeting their individual performance objectives, with final approval provided by the Compensation Committee. The Chief Executive Officer and the Compensation Committee note whether each objective was accomplished in the time frame designated and if the outcome achieved was as specified in the original objective. The individual payouts as a percentage of target are shown in the table below.

2021 Performance Achievement

The following chart provides a breakdown of 2021 annual incentive award measurement by performance measurement category and the total 2021 incentive award as a percentage of salary. Final award measurement for the NEOs reflects actual results.

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda EVP-Chief Operating Officer	Robert D. Velasquez - SVP Chief Financial Officer	Hugh F. McMahon - EVP Real Estate	Marc W. Hardy SVP/ General Counsel
	Corporate Quantitative Measurements
Adjusted EBITDA	40.00%	40.00%	40.00%	40.00%	40.00%
Results as % of Target	141.03%	141.03%	141.03%	141.03%	141.03%

Weighted Total (1)	56.41%	56.41%	56.41%	56.41%	56.41%

	Corporate Short-Term Objectives
Blended Short-Term Objectives	40.00%	40.00%	40.00%	40.00%	40.00%
Results as % of Target	99.00%	99.00%	99.00%	99.00%	99.00%

Weighted Total (1)	39.60%	39.60%	39.60%	39.60%	39.60%

	Divisional Quantitative / Qualitative Measurements:

Individual Objectives	20.00%	20.00%	20.00%	20.00%	20.00%
Results as % of Target	150.00%	150.00%	104.38%	150.00%	85.42%

Weighted Total (1)	30.00%	30.00%	20.88%	30.00%	17.08%

	Total
Total Incentive Award as a Percentage of Target	126.01%	126.01%	116.89%	126.01%	113.09%

Total Incentive Award as a Percentage of Salary (2)	157.51%	113.41%	58.44%	88.21%	67.86%

1)	Weighted total is calculated as the performance objective times the performance achievement factor.

2)	Total incentive award as a percentage of salary is determined using 2021 Annual Base Salary.

Equity Compensation

The Compensation Committee believes that the long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term equity incentives to align senior management’s interests with shareholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants to encourage teamwork.

Long-Term Equity Compensation Vehicle	Grant Frequency	CEO Weighting	Other NEO’s Weighting	Vesting	Purpose
Performance Related Milestone Grants	Every three years	35%	55%	Cliff vesting at the end of the three- year period	To tie equity compensation to longer-term real estate development milestones
Price Vesting Units	Every three years – CEO Annually – other NEO’s	15%	15%	Cliff vesting at the end of the three- year period	To measure and tie equity compensation opportunity to stock price appreciation
Time-Vested Restricted Stock	Every three years – CEO Annually – other NEO’s	50%	30%	Three-year prorated vesting	To encourage share ownership and retention of executives

When granting shares whether the shares are performance or time vested, the Company’s practice is to determine annually a dollar amount of equity compensation to be provided, and to grant a number of performance shares and time vested shares that have a fair market value equal to that amount on the date of grant.

The CEO’s equity awards for the 2020-2022 long-term incentive plan measurement period were intended to cover three years of grants for each equity award vehicle. The Compensation Committee did not make any additional awards to the CEO in 2021 and will not make additional awards to the CEO during 2022.

At the end of 2019, the Board of the Company, on the recommendation of the Compensation Committee, approved the 2020-2022 performance milestone measurement objectives that will be used to measure the vesting of performance milestone grants. The objectives are:

Milestone 1.

Complete a sale of an asset or other capital generating or liquidity event that generates at least $100 million in proceeds (if a combination of sources, not more than 50% from debt sources) to the Company for use in TRCC, Mountain Village, Centennial or as the Board of Directors deems appropriate. The achievement of this goal is extremely important to providing the capital necessary to continue execution at TRCC and move to the execution phase of development for the other projects just identified. At this time, this goal has not been accomplished but efforts are ongoing to complete.

Milestone 2.

Successfully re-entitle the Grapevine project and complete California Environmental Quality Act, or CEQA, litigation stage within Superior Court by the end of 2022. Goal achievement is essential to moving this project forward through the permitting and mapping process and preparation for future development. Current status is that on January 22, 2021, the Superior Court ruled in favor of the Company and Kern County on all issues and directed the Company and Kern County to prepare a final judgement reflecting its ruling in favor of the Company. The court entered a final judgement and plaintiff did not appeal decision. Based on this outcome this performance milestone has been achieved.

Milestone 3.

Successfully complete CEQA litigation stage within Superior Court for the Centennial project by the end of 2022. Centennial is our development in Los Angeles County and success in this litigation will allow us to move forward with mapping and permitting efforts to further de-risk this project for future development. Originally, two CEQA lawsuits were filed against the Centennial project by the Center for Biological Diversity (“CBD”)/California Native Plant Society (CNPS) and Climate Resolve. As noted earlier the Climate Resolve litigation has been settled and lawsuit has been dismissed. The CBD/CNPS lawsuit is still active. See our 2021 Annual Report on Form 10-K, Footnote 14, Commitments and Contingencies for additional information regarding the CBD/CNPS lawsuit. As a result of the outstanding lawsuit this goal has not been accomplished at this time, but efforts are still ongoing.

Shares associated with the above performance milestones were granted in March 2020 with a target vesting date of December 2022. These shares cliff vest at the end of three years based on performance and are either achieved or forfeited. There is no maximum or threshold level achievement with the exception of Milestone 1 above, which if achieved prior to December 31, 2021, target shares are adjusted up by 25%. If Milestone 1 is achieved between January 1, 2022, and December 31, 2022, there is no adjustment to shares. Since Milestone 1 was not achieved by December 31, 2021, there was no adjustment. The following table identifies the target value and target shares granted in 2020, representing three years’ worth of long-term incentive grants based on performance of milestones at target:

	Target Value	Target Shares
Gregory S. Bielli	$2,170,000	153,574
Allen E. Lyda	$892,238	63,145
Robert D. Velasquez	$450,368	31,873
Hugh F. McMahon	$670,987	47,487
Marc W. Hardy	$-	-

During 2021, price-vested units that are tied to stock price appreciation over the next three years were granted. For measurement purposes target achievement represents a 5% CAGR from the grant price and maximum payout is two times the grant price upon the measurement date at the end of 2023. Grant date price was $17.29 resulting in a target share price of $20.02.

	Target Value	Target Shares
Gregory S. Bielli *	$-	$-
Allen E. Lyda	$83,545	4,832
Robert D. Velasquez	$42,170	2,439
Hugh F. McMahon	$62,832	3,634
Marc W. Hardy **	$-	-

*	The CEO’s 2020 grant represented three years’ worth of price-vested units and the Compensation Committee does not intend to make additional awards to the CEO during this three-year period.
**	Mr. Hardy joined the Company in May 2021 and was not eligible for stock grants.

For awards previously granted with respect to the 2019-2021 period, the goal for cumulative cash from operations was $29,970,000. For the 2019-2020 period, goal achievement was 147.20% of the target objective, with actual cumulative cash from operations of $48,842,000. Maximum achievement is capped at 150% of target. These grants, which are referenced in footnote 2 to the Outstanding Equity Awards at 2021 Fiscal Year-End table that begins on page 47, vested, and were delivered in early March 2022 after approval by the Compensation Committee.

Benefits and Perquisites

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company’s talent retention, as they contribute to the Company’s ability to be competitive with its peers. For many of our employees, including the Chief Operating Officer, and one of our Executive Vice Presidents of Real Estate, Tejon provides a pension plan and a 401(k) plan. In addition, the Company provides the Chief Operating Officer a supplemental executive retirement plan, or SERP. Based on their hiring dates, the Chief Executive Officer, the Chief Financial Officer, and our Senior Vice President and General Counsel are not included in the pension plan or SERP, which were frozen for entrance as of February 1, 2007, but are included in the 401(k) plan. During 2017, both the pension plan and SERP were frozen as to the accrual of future benefits.

The NEOs may elect to defer cash and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits

The Compensation Committee believes that shareholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on shareholder interests when considering strategic alternatives Change in control benefits, as provided in a change in control agreement with selected NEOs, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. None of the agreements with our NEOs or other compensation plans, or arrangements provide for a gross-up payment or reimbursement for excise taxes that could be imposed on the executives. Beginning in 2019, equity awards are “double trigger” and have accelerated vesting only upon a change in control and termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments Upon Termination or Change in Control table on page 51 of this Proxy Statement for a more detailed description and an estimate of value of these benefits.

In addition to the foregoing change in control severance benefits, the NEOs who participate in the pension plan and SERP will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans.

Separation or Severance Benefits

In some circumstances, the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves, even if the Company does not have a contractual obligation to provide a separation package. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically endured for approximately one year. A more detailed description of separation benefits payable to our NEOs is included below under “Fiscal Year 2021 Potential Payments Upon Termination or Change in Control” beginning on page 51 of this Proxy Statement.

Unless the Compensation Committee determines otherwise, if an NEO’s employment with the Company is terminated for any reason, including death or disability, prior to vesting of all or any part of a restricted stock award or performance unit award, the NEO will forfeit to the Company the portion of the award that has not vested.

Perquisites and Other Personal Benefits

The Compensation Committee reviews annually the perquisites that NEOs receive. The primary benefits for the NEOs are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three-time salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives, and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other Company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance.

Additional Compensation Information

Clawback Policy

The Company has a policy requiring a fixed course of action with respect to compensation adjustments following restatements of our financial statements. In the event that our Board determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that were vested in each case, on the basis of having met or exceeded such performance targets in grants or awards made during the three full fiscal years prior to the filing of the Current Report on Form 8-K announcing the restatement.

If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company’s shareholders such payments to and/or equity awards held by executive officers who are found personally responsible for the material restatement, as determined by the Board, by requiring such executive officers to pay such amounts to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Stock Ownership Guidelines

The Company’s stock retention guidelines are as follows:

Position	Stock Multiple
Chief Executive Officer	5.0 x Base Salary
Chief Operating Officer and Chief Financial Officer	3.0 x Base Salary
Other NEOs	2.0 x Base Salary

All NEOs are expected to make reasonably steady progress toward these ownership guidelines each year. As of the filing of the 2022 Proxy Statement the Chief Executive Officer and the Chief Operating Officer and the Executive Vice President of Real Estate have met the stock ownership guidelines. The Senior Vice President, Chief Financial Officer as of year-end has through the end of 2023 to meet guidelines based on 2019 promotion. The Senior Vice President, General Counsel has until 2026 to meet the above guidelines

Securities Trading Policies and Limitations

The Company has a policy that prohibits executive officers and directors from trading in Company stock while in the possession of material nonpublic information. The Company also maintains a non-trading period connected to year-end and quarter-end financial reporting periods. Executive officers and directors are also prohibited from trading in options, puts, calls, or other derivative instruments related to the Company’s stock. They are also prohibited from purchasing stock on margin, borrowing against the Company’s stock held in a margin account, or pledging stock as collateral for a loan.

The Company also maintains an Insider Trading Policy, under which directors, executive officers, and employees—and their designees—are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities that were granted to the employee or director by the Company as compensation or that are held, directly or indirectly, by the employee or director.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, annual compensation paid to covered employees in excess of $1 million dollars will not be deductible (other than in the case of certain arrangements in place as of November 2, 2017). Although the Company continues to tie a majority of executive compensation to performance-based compensation elements, due to Section 162(m) not all compensation paid to our executive officers will be deductible.

Compensation Committee Interlocks and Insider Participation

Directors Betts, Leggio, Metcalfe, Stack, and Tisch served on the Compensation Committee during 2021. No member of the Compensation Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2022 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. This report is provided by the following independent directors, who comprised the Compensation Committee for 2021.

Steven A. Betts (Chairman),

Anthony L. Leggio,

Norman J. Metcalfe (Ex Officio),

Geoffrey L. Stack,

Daniel R. Tisch

Fiscal Year 2021 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the NEOs for the fiscal years ended December 31, 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Gregory S. Bielli	2021	721,000	—	—	1,135,670	—	15,629	1,872,299
Chief Executive Officer	2020	653,333	—	6,200,000	778,066	—	17,853	7,649,252
	2019	675,000	—	809,991	801,818	—	22,177	2,308,986
Allen E. Lyda	2021	371,315	—	250,636	421,107	—	9,966	1,049,623
Chief Operating Officer	2020	336,467	—	1,135,579	282,018	283,702	8,355	2,046,118
	2019	350,000	—	315,003	356,854	338,155	10,295	1,370,307
Hugh F. McMahon	2021	279,239	—	188,496	246,309	—	22,745	713,590
Executive Vice President, Real Estate	2020	253,032	—	853,984	163,057	82,711	11,539	1,364,323
	2019	263,210	—	236,893	211,334	94,295	9,835	815,576
Robert D. Velasquez	2021	281,139	—	126,511	164,305	—	14,210	586,165
Senior Vice President, Chief Financial Officer	2020	254,753	—	573,196	117,262	—	13,993	959,204
	2019	265,000	—	159,000	151,760	—	15,000	590,760
Marc W. Hardy *	2021	179,044	—	—	108,853	—	6,112	294,009
Senior Vice President, General Counsel

*	Mr. Hardy joined the Company May 2021. His annual base salary is $275,000.00.
1.

The figures in this column represent equity awards for the Chief Executive Officer and for the other NEOs as follows: (i) grant date fair value of time-based grants; (ii) the grant date fair value of the price-vested units; and (iii) performance milestone grants. For the 2020-2022 long-term incentive plan measurement period the CEO’s 2020 equity awards are intended to cover three years of grants for each equity award vehicle. The Compensation Committee does not intend to make additional awards to the CEO during the 2020-2022 period.

Update based on data provided	Time Based Restricted Stock Award	Price- Vested Units	Total Actual Award
Gregory S. Bielli	—	—	—
Allen E. Lyda	$167,091	$83,545	$250,636
Hugh F. McMahon	$125,664	$62,832	$188,496
Robert D. Velasquez	$ 84,341	$42,170	$126,511
Marc W. Hardy	—	—	—

The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

At maximum achievement, the value received under the price-vested unit awards granted in 2021 $0 for Mr. Bielli, $250,635 for Mr. Lyda, $188,496 for Mr. McMahon, and $126,510 for Mr. Velasquez.

2.	Non-equity incentive plan compensation is described in the Compensation Discussion and Analysis under “Annual Incentive Plan” beginning on page 35. Incentive bonuses are paid in cash.

3.

The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the applicable fiscal year. For 2021, the net change was a negative $3,401 for Mr. Lyda and a negative $22,929 for Mr. McMahon. See Note 15, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.

4.

Except with respect to Mr. Bielli, for whom “All Other Compensation” also includes $3,720 for life insurance premiums, each of the NEOs received the amounts set forth in this column in the form of a Company-provided vehicle and related maintenance.

Grants of Plan-Based Awards in Fiscal Year 2021

The following table provides information about awards granted to the NEOs in the fiscal year ended December 31, 2021.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory S. Bielli
Annual Incentive Plan	2021	03/18/21	450,625	901,250	1,351,875
Total
Allen E. Lyda
Annual Incentive Plan	2021	03/18/21	167,092	334,184	501,276
Time-Vested Stock Grant		03/18/21							9,664	167,091
Price-Vested Units		03/18/21				0	4,832	14,496		83,545
Total										250,636
Hugh F. McMahon
Annual Incentive Plan	2021	03/18/21	97,734	195,467	293,201				7,268	125,664
Time-Vested Stock Grant		03/18/21
Price-Vested Units		03/18/21				0	3,634	10,902		62,832
Total										188,496
Robert D. Velasquez
Annual Incentive Plan	2021	03/18/21	70,285	140,569	210,584
Time-Vested Stock Grant		03/18/21							4,878	84,341
Price-Vested Units		03/18/21				0	2,439	7,317		42,170
Total										126,511
Marc W. Hardy *
Annual Incentive Plan	2021	03/18/21	53,713	107,426	161,140
Total

*	Mr. Hardy joined the Company in May 2021 and was ineligible for the above stock-based awards.
1.

The annual non-equity incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the NEO’s responsibilities. For 2021, based upon the percentage of achievement shown in the “Annual Incentive Plan” section of the Compensation Discussion and Analysis, Mr. Bielli earned an incentive of $1,135,670; Mr. Lyda $421,107; Mr. McMahon $246,309; Mr. Velasquez $164,305; and Mr. Hardy $108,853.

2.

Price-vested units are also granted, which vest upon the achievement of specific stock price levels measured at the end of 2023. For additional details, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 40.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information on the current holdings of restricted stock, and performance unit awards of the NEOs. This table includes unvested stock grants, as well as performance share grants with performance conditions that have not yet been satisfied. Each equity grant for equity that was outstanding as of December 31, 2021, is shown separately for each NEO. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2021, which was $19.08 per share. The market value as of December 31, 2021, shown below assumes satisfaction of performance objectives at the target level of achievement.

	Stock Awards
Name	Number of Shares or Units of Stock That have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Bielli:
Time-Based Stock Awards (1)	77,746	1,483,394
Performance Shares (2)			95,717	1,826,280
Milestone Performance Units (3)			153,574	2,930,192

Allen E. Lyda:
Time-Based Stock Awards (1)	19,256	367,404
Performance Shares (2)			22,200	423,576
Milestone Performance Units (3)			63,145	1,204,807

Hugh McMahon:
Time-Based Stock Awards (1)	14,482	276,317
Performance Shares (2)			16,696	318,560
Milestone Performance Units (3)			47,487	906,052

Robert D. Velasquez:
Time Based Stock Awards (1)	9,720	185,458
Performance Shares (2)			11,206	213,811
Milestone Performance Units (3)			31,873	608,137

Marc W. Hardy *:

*	Mr. Hardy joined the Company in May 2021 and was not granted stock awards in 2021.
1.	Time-based stock award vesting occurs equally over three years from the grant date. Unvested time-based stock awards outstanding as of December 31, 2021, were as follows:

Name	March 2019 Time Based Grants	March 2020 Time Based Grants	March 2021 Time Based Grants	Total Time-Based Stock Awards
Gregory S. Bielli	4,614	73,130	—	77,746
Allen E. Lyda	1,938	7,654	9,664	19,256
Hugh F. McMahon	1,458	5,756	7,268	14,482
Robert D. Velasquez	979	3,863	4,878	9,720
Marc W. Hardy	—	—	—	—

2.

Performance shares consist of shares that may vest during March 2022, 2023, and 2024 based upon achievement of a rolling three-year cash flow objective or the achievement of target stock appreciation levels. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares vested in 2021 and will be settled in 2022 due to the achievement of the specified cash flow objective over the 2019-2021 period:

Name	2022 Performance Share Awards Not Vested	2023 Price-Vested Awards Not Vested	2024 Price-Vested Awards Not Vested	Total Performance Share Awards
Gregory S. Bielli	29,900	65,817	—	95,717
Allen E. Lyda	11,628	5,740	4,832	22,200
Hugh F. McMahon	8,745	4,317	3,634	16,696
Robert D. Velasquez	5,869	2,898	2,439	11,206
Marc W. Hardy	—	—	—	—

Actual shares earned in respect of the 2019-2021 three-year cash flow performance shares at an achievement level of 147.20% (maximum shares earned at 150% of target), Shares vest in 2022 as follows:

Name	2019-2021 Performance Grants Cash from Operations
Gregory S. Bielli, Chief Executive Officer	44,013
Allen E. Lyda, Chief Operating Officer/Former Chief Financial Officer	17,116
Robert D. Velasquez SVP, Chief Financial Officer	8,639
Hugh F. McMahon EVP, Real Estate	12,873

3.

Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our real estate projects. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 40.

Stock Vested in Fiscal Year 2021

The following table provides information for the NEOs regarding the value realized and the number of shares acquired upon the vesting of stock awards, before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory S. Bielli
Time Grants	81,437	1,494,723
Performance Share Grants (1)	33,230	555,606
Total Gregory S. Bielli	114,667	2,050,329
Allen E. Lyda
Time Grants	7,205	120,468
Performance Share Grants (1)	12,960	216,691
Total Allen E. Lyda	20,165	337,159
Hugh F. McMahon
Time Grants	5,468	91,425
Performance Share Grants (1)	10,190	170,377
Total Hugh F. McMahon	15,658	261,806
Robert D. Velasquez
Time Grant	3,659	61,178
Performance Share Grants (1)	6,737	112,643
Total Robert D. Velasquez	10,396	173,821
Marc W. Hardy	—	—
Total Marc W. Hardy	—	—

1.

The performance milestone and performance share grants that vested and settled during 2021 were originally granted in 2018 as part of the annual rolling three-year performance grant that is tied to the achievement of specified cash management objectives. For additional detail regarding performance equity plans, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 40.

Pension Benefits in Fiscal Year 2021

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone hired on or after February 1, 2007, is not allowed to participate in the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security retirement date. The amount of annual benefit, payable monthly, is based upon an employee’s average monthly compensation, which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly is 1.45% of the average monthly compensation, offset by .65% of the final average compensation not in excess of one-twelfth of covered compensation, multiplied by total years of service (up to a maximum of 25 years). Effective April 2017, the Company froze the pension plan and SERP as it relates to the accrual of future benefits.

The supplemental executive retirement plan, or SERP, was established for the NEOs to replace any pension benefit the NEOs might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory S. Bielli	None
Allen E. Lyda	Defined Benefit Plan	32	1,023,725	—
	Supplemental Executive Retirement Plan	32	1,188,812	—
Hugh F. McMahon	Defined Benefit Plan	21	449,714	—
Robert D. Velasquez	None
Marc W. Hardy	None

1.

The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 15, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for the valuation method and these assumptions.

Fiscal Year 2021 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses, and vested restricted stock or performance units, and there are no limits on the extent of deferral permitted. The plan is available for the NEOs and directors of the Company. Each of the NEOs with deferred compensation has elected to defer payment until termination of employment, at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. The plan provides for withdrawals in the event of unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the employee, as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The decision by each NEO to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming year. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any NEO or director. Earnings from any cash contributed or stock that is converted to cash by a NEO or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been converted to cash within the plan.

Name	Executive Contribution in Last FY ($)	Aggregate Earnings (Loss) in Last FY (2) ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE (1) ($)
Gregory S. Bielli	—	—	—	—
Allen E. Lyda	—	47,203	—	194,521
Hugh F. McMahon	—	—	—	—
Robert D. Velasquez	—	—	—	—
Marc W. Hardy	—	—	—	—

1.	All amounts reported in the aggregate balance at last fiscal year-end were reported as compensation to the NEO in the Summary Compensation Table for previous years.

2.

Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2021. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company stock.

Fiscal Year 2021 Potential Payments Upon Termination or Change in Control

The Company has entered into an agreement with selected NEOs that provides for specified benefits upon a change in control and/or upon certain terminations outside of a change in control. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Benefits are payable to an NEO as a result of termination of employment in connection with a change in control if the NEO is terminated without cause during the two years after the occurrence of a change in control or the NEO is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The NEO will also receive benefits if he or she voluntarily terminates employment after a change in control if the NEO has been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e., a resignation for good reason). An NEO’s employment shall be deemed to have been terminated with cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, or wrongful disclosure of confidential information. Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other NEOs, and a lump sum payment of three times the CEO’s average bonus and two and one-half times the other NEOs’ average bonus for the previous three years. The NEOs are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each NEO also has the right to a three-month period to continue use of any perquisites he or she may have had prior to the change in control. During the period of time described above during which benefits are to be received in connection with a change in control, the NEO must agree not to solicit any employees of the Company or disclose any confidential information related to the Company.

Mr. Bielli and Mr. Lyda also have non-change in control benefits if terminated by the Company without cause or voluntarily terminates employment for good reason. See footnotes 3 and 4 below for additional detail.

		Before Change in Control	After Change in Control (1)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)
Gregory S. Bielli (3)	Salary Continuation	1,081,500	2,163,000
	Bonus – Target	1,351,875	2,703,750
	Health Insurance	28,944	57,888
	Other Compensation (2)	148,107	148,107
	Equity Compensation	2,053,867	6,239,866

	Total Value	4,664,293	11,312,611
Allen E. Lyda (4)	Salary Continuation	371,315	928,288
	Bonus – Target	334,184	835,459
	Health Insurance	19,296	48,240
	Other Compensation (2)	188,149	188,149
	Equity Compensation	393,315	1,995,787

	Total Value	1,306,259	3,995,924
Hugh F. McMahon	Salary Continuation		698,098
	Bonus – Target		488,669
	Health Insurance		68,910
	Other Compensation (2)	115,032	115,032
	Equity Compensation		1,500,928

	Total Value	115,032	2,871,637
Robert D. Velasquez (5)	Other Compensation (2)	32,748	32,748
	Equity Compensation		1,007,405

	Total Value	32,748	1,040,153
Marc W. Hardy	Other Compensation (2)	30,086	30,086
	Equity Compensation

	Total Value	30,086	30,086

1.

Beginning in 2019, all new stock grants provide for a double trigger vesting meaning that shares will vest in connection with a change in control only if such transaction is followed by a termination without cause or for good reason. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level. The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2021 of $19.08.

2.

“Other Compensation” consists of accrued and unused vacation and personal paid leave at the time of termination and, if the NEO has the right to use a Company vehicle prior to termination, the continuation of that benefit for a three-month period.

3.

Beginning in 2020, if Mr. Bielli is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Bielli will receive an amount equal to eighteen months of base salary; an amount equal to eighteen months of target annual incentive; contribution of medical benefits for an eighteen month period; and any stock awards that were scheduled to vest during the calendar year of termination will be deemed vested as of date of termination.

4.

If Mr. Lyda is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Lyda will receive an amount equal to one time his annual base salary; an amount equal to one time an average annual bonus over the last three years; continuation of medical benefits for a one-year period; any stock grants that vest at time of separation and that vest during the twelve-month period after separation.

5.	Mr. Velasquez at this time only has change in control benefit related to outstanding stock awards per stock grant agreements.

Director Compensation in Fiscal Year 2021

In 2021, non-employee directors received 1,000 shares of stock and an annual retainer of $60,000 payable quarterly in the form of common stock or a combination of common stock and cash. Common stock is paid in arrears, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common stock, and the Chairman of each of the Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees received an annual retainer of $15,000 payable in common stock. Directors affiliated with a person or entity owning 10% or more of the Company’s total shares outstanding could elect to receive their entire annual retainer in cash. Directors are not paid any fees for board or committee meeting attendance. The Compensation Committee has approved stock retention guidelines for non-employee directors; the target retention value is five times the value of the annual director retainer or $150,000. All directors meet the stock retention guidelines except for directors elected to the Board in 2021.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)	Total ($)
Steven A. Betts	30,000	62,201	92,201
Jean L. Fuller	30,000	47,189	77,189
Susan K. Hori	—	6,659	6,659
Anthony L. Leggio	30,000	62,201	92,201
Norman J. Metcalfe	30,000	72,194	102,194
Rhea Frawn Morgan	30,000	47,189	77,189
Geoffrey L. Stack	—	92,210	92,210
Daniel R. Tisch	—	77,198	77,198
Michael H. Winer	30,000	62,201	92,201

1.

The amounts reported reflect the grant date fair value of stock awards granted in 2021 to each director. Please see Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one-fourth of the annual retainer by the closing stock price at the end of each quarter. At the end of 2021, there were no unvested outstanding equity awards for our directors.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our President and CEO and the annual total compensation of our median compensated employees:

The 2021 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2021, other than our CEO, was $53,728; our CEO’s 2021 annual total compensation was $1,872,299 as reflected in the Summary Compensation Table on page 45, and the ratio of these amounts was 35 to 1. The median compensated employee was identified as one of our professional staff working in our accounting department.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Pay elements that were included in the annual total compensation for each employee in determining the median compensated employee were:

•	Salary received in 2021

•	Annual incentive payment received for performance in 2021

•	Grant date fair value of stock awards granted in 2021

•	Company provided vehicle and related maintenance, or auto allowance paid in 2021

This is the same approach used to determine total annual compensation of our CEO reflected in the summary compensation table.

We determined the compensation of our median employee by calculating the annual total compensation including the compensation items just described for each of our employees. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employee not employed for a full year. We excluded from the determination of our median compensated employee any employee that left the Company during 2021 and therefore was not employed on December 31, 2021. Based upon the compilation of this data we determined the median compensated employee as identified above.

HEDGING AND PLEDGING

Under the Company’s policies, all employees, including executive officers and directors, are prohibited from engaging in any form of hedging transaction with respect to shares of Tejon common stock. In addition, our employees and directors are prohibited from purchasing stock on margin, borrowing against the Company’s stock, or pledging our securities.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of shareholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 24, 2022. As of March 24, 2022, we had 26,467,647 shares of Common Stock outstanding. The table also provides the stock ownership as of the same date of all directors, each NEO named in the above Summary Compensation Table, and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
TowerView LLC 460 Park Avenue, 20th Floor New York, NY 10022	3,815,000	(3)	14.41%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	1,556,675	(4)	5.88%
Dimensions Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	1,385,415	(5)	5.23%
Directors
Steven A. Betts	32,175	(6)	*
Gregory S. Bielli	303,889	(8)	1.15%
Jean L. Fuller	8,491	(6)	*
Susan K Hori	349	(6)	*
Anthony L. Leggio	39,573	(6)	*
Norman J. Metcalfe	70,496	(6)	*
Rhea Frawn Morgan	2,576	(6)	*
Geoffrey L Stack	81,953	(7)	*
Daniel R. Tisch	4,966,031	(3)	18.76%
Michael H. Winer	17,684	(6)	*
Executive Officers
Marc W. Hardy	—		*
Allen E. Lyda	173,167	(7)	*
Hugh F. McMahon, IV	44,194	(6)	*
Joseph E. Rentfro	48,214	(7)	*
Robert D. Velasquez	23,563	(6)	*
All executive officers and directors as a group (15 persons)	5,812,355		21.96%

*	Less than 1%.
(1)

In each case, the named shareholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock, and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column shares of vested and unvested restricted stock granted to a beneficial owner and warrants granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 24, 2022, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his or her relationship with the Company.
(2)

For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 24, 2022, are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Also included are restricted stock units that could possibly vest within 60 days of March 24, 2022, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.

(3)

TowerView LLC has sole voting power and investment power over its 3,815,000 shares of common stock shown. Mr. Tisch has dispositional and voting authority over all shares owned by TowerView LLC. Mr. Tisch also has dispositional and voting authority over 1,087,507 shares owned by DT Four Partners LLC and 63,524 shares owned directly. Information provided from Form 4 filed January 10, 2022. Mr. Tisch’s address is c/o TowerView LLC, 460 Park Avenue, 20th Floor, New York, NY 10022.

(4)

A Schedule 13G/A filed on February 1, 2022, by BlackRock, Inc. (“BlackRock”) with the SEC indicates that BlackRock beneficially owns 1,556,675 shares, with sole power to vote or direct the voting of 1,515,472 shares and sole power to dispose or direct the disposition of 1,556,675 shares.

(5)

A Schedule 13G/A filed on February 8, 2022, by Dimensional Fund Advisors LP (“Dimensional”) with the SEC indicates that Dimensional beneficially owns 1,385,415 shares, with sole power to vote or direct the voting of 1,343,375 shares and sole power to dispose or direct the disposition of 1,385,415 shares.

(6)

The shares owned by Mr. Leggio include 39,573 shares of stock that are held in his personal investment accounts. The shares owned by Mr. Metcalfe include 18,620 shares in his personal investment accounts and 51,876 deferred restricted stock units that could possibly vest within 60 days of March 24, 2022. The shares owned by Mr. Betts include 30,870 shares of stock in his personal investment accounts and 1,305 deferred restricted stock units that could possibly vest within 60 days of March 24, 2022. The shares owned by Mr. Winer include 17,684 shares of stock that are held in his personal investment accounts. Ms. Fuller owns 8,491 shares of stock, held in her personal investment account. Ms. Morgan owns 2,576 shares of stock as of March 24, 2022. Ms. Hori owns 349 shares held in her personal investment account. The shares owned by Mr. McMahon include 44,194 shares that are held in his personal investment account. The 23,563 shares owned by Mr. Velasquez are held in his personal investment account. Mr. Hardy owns no shares of stock as of March 24, 2022.

(7)

The shares owned by Mr. Stack include 30,338 shares in his personal investment accounts and 51,615 deferred restricted stock units that could possibly vest within 60 days of March 24, 2021. The shares owned by Mr. Lyda include 162,972 shares in his personal investment accounts and 10,195 deferred restricted stock units that could possibly vest within 60 days of March 24, 2022. The shares owned by Mr. Rentfro include 48,214 shares in his personal investment accounts. The shares owned by each of Messrs. Stack, Lyda, and Rentfro in their personal investment accounts are held as community property concerning which the named persons and their respective spouses share voting and investment power.

(8)

Mr. Bielli owns 303,889 shares in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case, he and his spouse share voting and investment power.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or PCAOB, and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Anthony L. Leggio (Chairman),

Geoffrey L. Stack,

Michael H. Winer,

Norman J. Metcalfe

Rhea Frawn Morgan

OTHER MATTERS

Related Person Transactions

The Board follows certain written policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement, or relationship, or any series thereof, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, or over the term of the contract; (ii) the Company is a participant; and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director, or director nominee of the Company, or any beneficial owner of more than 5% of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K.

In the course of the Board’s review and approval or ratification, if pre-approval was not feasible, of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer or his or her ability to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification, if pre-approval was not feasible, of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. There have been no related party transactions since the beginning of 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2021, its officers and directors filed the required reports under Section 16(a) on a timely basis, except that a Form 3 for Rhea Frawn Morgan was filed late due to an administrative error.

Financial Information

Both the Company’s Annual Report to Shareholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules, but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243.

Notice of Internet Availability

You can now access the 2021 Annual Report to Shareholders, the 2021 Annual Report on Form 10-K, and the Proxy Statement for the 2022 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to shareholders of record to enable you to cast your vote in one of three convenient ways before the 2022 Annual Meeting: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Beneficial owners should check their voting instruction form or Notice for how to vote in advance of the 2022 Annual Meeting. Shareholders of record may also attend the meeting online and vote during the 2022 Annual Meeting. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may vote at the 2022 Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the 2022 Annual Meeting) and obtain a “legal proxy” in order to be able to vote at the 2022 Annual Meeting. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive these materials through the Internet and by an email directing you to vote electronically. You can make this election as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any shareholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group, or any of the independent directors individually, including the Chairman of the Board, may send written communications to Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, Attention: Corporate Secretary, or via the “Contact” link on the Company’s web-site, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee, or any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Shareholder Proposals for 2023 Annual Meeting

Rule 14a-8 Shareholder Proposals. Shareholder proposals to be presented at the 2023 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 1, 2022, in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

Advance Notice Nominations and Proposals. The Company’s Certificate of Incorporation requires that the Company be given advance written notice of shareholder nominations for election to the Company’s Board and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2023 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Shareholders was mailed, or the public disclosure was made. In addition, a shareholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions of the Bylaws must provide notice to the Secretary of the Company regarding such intent no later than March 11, 2023.

A shareholder’s notice to the Secretary must comply with the Certificate of Incorporation and Bylaws.

Shareholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and/or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, or by telephone at 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2022 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Shareholders are urged to sign and return their proxies without delay.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Operating Officer/Chief Financial Officer,

Assistant Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and a Compensation Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for compensation committees. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•

neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•

(a) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (b) the director does not have an immediate family member who is a current partner of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•

the director is not, nor are any of the director’s immediate family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

A-1

TEJON RANCH CO. ALLEN LYDA 4436 LEBEC ROAD TEJON RANCH, CA 93243
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/TRC2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D75101-P67366 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
TEJON RANCH CO.
The Board of Directors recommends you FOR each nominee listed in Proposal 1.
1. Election of Directors
Nominees: For Withhold
1a. Steven A. Betts
1b. Rhea Frawn Morgan
1c. Daniel R. Tisch
The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain
2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
3. Advisory vote to approve named executive officer compensation.
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2022 Annual Meeting Admission Ticket
2022 Annual Meeting of Tejon Ranch Co. Shareholders May 10, 2022, 9:00 a.m. PDT www.virtualshareholdermeeting.com/TRC2022
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 10, 2022.
The Notice and 2022 Proxy Statement, 2021 Annual Report and Shareholder Letter are available at www.proxyvote.com.
D75102-P67366
TEJON RANCH CO.
Notice of 2022 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2022
The undersigned hereby appoints Norman J . Metcalfe and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Shareholders of the Company to be held May 10, 2022 beginning at 9:00 a.m. PDT via live webcast at www.virtualshareholdermeeting.com/TRC2022, (the “2022 Annual Meeting”), or at any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the 2022 Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve), with all powers that the undersigned would possess if present at the 2022 Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other matters properly come before the 2022 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.
(Items to be voted appear on reverse side)